Exhibit 10.1
EXECUTION COPY
SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION
CREDIT AND GUARANTY AGREEMENT
dated as of November 18, 2009
among
VISTEON CORPORATION,
as a debtor and debtor in possession,
CERTAIN SUBSIDIARIES,
each as a debtor and debtor in possession and as Guarantors,
VARIOUS LENDERS,
WILMINGTON TRUST FSB,
as Administrative Agent

$150,000,000 Senior Secured Super Priority Priming
Debtor in Possession Credit Facility

i

(continued)

(continued)

(continued)

Page
10.21 Order	92

SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION
CREDIT AND GUARANTY AGREEMENT
     This SENIOR SECURED SUPER PRIORITY PRIMING DEBTOR IN POSSESSION CREDIT AND GUARANTY AGREEMENT, dated as of November 18, 2009, is entered into by and among VISTEON CORPORATION, a Delaware corporation, as a debtor and a debtor in possession (“BORROWER”), and certain Subsidiaries of Borrower, who are also debtors and debtors in possession, as Guarantors, the Lenders (as defined below) party hereto from time to time, WILMINGTON TRUST FSB (“Wilmington”), as Administrative Agent for such Lenders (together with its permitted successor in such capacity, “Administrative Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, on May 28, 2009 (the “Petition Date”), the Borrower and each of the Guarantors filed a petition under Chapter 11 of the Bankruptcy Code (the “Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
     WHEREAS, the Borrower and each of the Guarantors has continued to operate its business as a debtor and debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;
     WHEREAS, before the Petition Date, Borrower entered into that certain Credit Agreement, dated as of August 14, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition ABL Credit Agreement”), among Borrower and certain of its Subsidiaries, as borrowers (in such capacity, the “Prepetition ABL Borrowers”), the lenders from time to time party thereto (the “Prepetition ABL Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Prepetition ABL Lender (in such capacity, the “Prepetition ABL Agent”), pursuant to which the ABL Lender extended credit to the Prepetition ABL Borrower on the terms set forth therein;
     WHEREAS, before the Petition Date, Borrower entered into that certain Amended and Restated Credit Agreement, dated as of April 10, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Term Loan Agreement”, and together with the Prepetition ABL Credit Agreement, the “Prepetition Credit Agreements”), among Borrower, as borrower (in such capacity, the “Prepetition Term Borrower”, and together with the Prepetition ABL Borrowers, the “Prepetition Borrower”), the lenders from time to time party thereto (the “Prepetition Term Lenders”, and together with the Prepetition ABL Lenders, the “Prepetition Lenders”,), and Wilmington Trust Company (as successor to JPMorgan Chase Bank, NA), as administrative agent for the Prepetition Term Lenders (in such capacity, the “Prepetition Term Agent”), pursuant to which the Term Lenders extended credit to the Prepetition Term Borrower on the terms set forth therein;
     WHEREAS, before the Petition Date, Prepetition ABL Borrower entered into that certain Pledge and Security Agreement dated as of August 14, 2006 (as amended, restated,

supplemented or otherwise modified from time to time), among Prepetition ABL Borrowers and the Prepetition ABL Agent (the “Prepetition ABL Security Documents”);
     WHEREAS, before the Petition Date, Prepetition Term Borrower and certain subsidiaries of Prepetition Term Borrower (the “Prepetition Term Guarantors”) entered into that certain Guarantee and Collateral Agreement, dated as of June 13, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Term Security Documents”, and together with the Prepetition ABL Security Documents, the “Prepetition Security Documents”);
     WHEREAS, as of the Petition Date, the Prepetition Lenders under the Prepetition Credit Agreements are owed approximately $1,500,000,000 in obligations incurred directly by the Prepetition Borrowers (plus all accrued and unpaid interest thereon, unpaid fees, costs and expenses in respect thereof,) (collectively, the “Prepetition Lender Debt”);
     WHEREAS, the Borrower has requested that the Lenders referred to herein provide financing to the Borrower consisting of a multiple-draw term loan (the “Facility”) in the principal amount of $150,000,000, with an initial advance thereunder of at least $75,000,000 (the “Initial Term Advance”) and one additional advance thereunder of up to the remainder of $150,000,000 after the Initial Term Advance is made, pursuant to the terms of this Agreement, and advanced to the Borrower pursuant to Sections 364(c) and (d) of the Bankruptcy Code in order to provide working capital for the Borrower, to fund capital expenditures and for other general corporate purposes in accordance with the Budget (as defined below);
     WHEREAS, the Lenders have indicated their willingness to provide the Facility to the Borrower, all on terms and conditions set forth herein and in the other Loan Documents and in accordance with Sections 364(c) and (d) of the Bankruptcy Code, so long as:
     (A) such postpetition credit obligations are (i) subject in priority only to certain Liens and the Carve Out as hereinafter provided, (ii) except for Excluded Collateral, secured by Liens on all property, rights and interests, real and personal, tangible and intangible, of the Borrower and the Guarantors, whether now owned or hereafter acquired, and (iii) given superpriority administrative claim status (subject to the Carve Out) as provided in the Final Order, and
     (B) the Prepetition Term Lenders receive certain adequate protection as set forth in the Final Order for use of cash collateral, the diminution in value of the Prepetition Term Loan Priority Collateral from and after the date of the entry of the Final Order and the priming of their prepetition Liens, in each case securing, to the extent of such diminution, the obligations of the Prepetition Borrower and the Prepetition Guarantors in respect of the Prepetition Term Loan Agreement; and
     WHEREAS, the Borrower and the Guarantors have agreed to provide such collateral security, superpriority claims and adequate protection subject to the approval of the Bankruptcy Court;
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION
1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “ABL Cash Collateral Order” means that certain Amended Seventh Supplemental Interim Order (I) Authorizing the Use of Cash Collateral Under 11 U.S.C. § 363; (II) Granting Adequate Protection Under 11 U.S.C. §§ 361, 362 and 363 and (III) Scheduling a Final Hearing Under Bankruptcy Rule 4001(B), as the same be amended, restated, replaced or supplemented from time to time.
     “Accommodation Agreements” as defined in the ABL Cash Collateral Order.
     “Act” as defined in Section 10.20.
     “Actual Cash Flows and Collateral Base Report” as defined in Section 5.2(ii).
     “Administrative Agent” as defined in the preamble hereto.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, none of the Administrative Agent, the Lenders, nor any of their respective Affiliates, shall be considered Affiliates of any Credit Party for purposes of this Agreement.
     “Agreement” means this Senior Secured Super Priority Priming Debtor in Possession Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.
     “Applicable Margin” means, with respect to the Loans, 6.50% per annum.
     “Asset Sale” means any Disposition of property or series of related Dispositions (excluding Dispositions permitted under Section 6.5 (other than clauses (e), (i), and (n) thereof) of property that yields gross proceeds to any Credit Party (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000.
     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent and the Borrower.
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), manager of a limited liability company, and such Person’s chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary.
     “Avoidance Actions” means avoidance actions of the Credit Parties under Chapter 5 or Section 724(a) of the Bankruptcy Code (and proceeds thereof).
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” from time to time in effect.
     “Bankruptcy Court” as defined in the recitals hereto.
     “Beneficiary” means each of Administrative Agent and each Lender, and collectively, the “Beneficiaries”.
     “Borrower” as defined in the preamble hereto.
     “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
     “Budget” as defined in Section 3.1(e), which reference shall include any amendment thereto made with the consent of the Required Lenders and filed with the Bankruptcy Court.
     “Budget Variance Report” as defined in Section 5.2(iv).
     “Business” as defined in Section 4.12(ii).
     “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) as used in the definitions of “Base Eurodollar Rate” and “Monthly Payment Date,” the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
     “Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include, without duplication: (a) the consideration for any Permitted Investments; (b) capital expenditures recorded as result of the consummation of any sale-leaseback transaction permitted hereunder; (c) capital expenditures in respect of the purchase price of equipment to the extent the consideration therefor consists of any combination of (i) equipment traded in at the time of such purchase pursuant to a Disposition permitted under Section 6.5(a) and (ii) the proceeds of a concurrent Disposition pursuant to Section 6.5(a) of equipment, in each case, in the ordinary course of business; (d) interest capitalized in respect of capital expenditures and (e) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Group Member and for which no Group Member has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period).
     “Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Carve Out” means, at any time of determination, (a) allowed administrative expenses payable pursuant to 28 U.S.C. § 1930, (b) Chapter 7 trustee fees up to $25,000, and (c) Priority Professional Expenses.
     “Carve Out Trigger Notice” as defined in the Final Order.
     “Case” as defined in the recitals hereto.
     “Cash Collateral Orders” means, collectively, the Term Loan Cash Collateral Order and the ABL Cash Collateral Order.
     “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition or, with respect to any Foreign Subsidiary, an equivalent obligation of the government of the country in which such Foreign Subsidiary transacts business, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of twelve months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000, and, with respect to any Foreign Subsidiary, time deposits, certificates of deposits, overnight bank deposits or bankers acceptances in the currency of any country in which such Foreign Subsidiary transacts business having maturities of twelve months or less from the date of acquisition issued by any commercial bank organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of another country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent); (c) commercial paper of an issuer rated at least A-1 (or the equivalent thereof) by S&P or P-1 (or the equivalent thereof) by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of twelve months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) deposits available for withdrawal on demand with commercial banks organized in the United States having capital and surplus in excess of $100,000,000 or, with respect to any Foreign Subsidiary, a commercial bank organized under the laws of any other country in which such Foreign Subsidiary transacts business having total assets in excess of $100,000,000 (or its foreign currency equivalent); (h) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000.
     “Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Borrower, or (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors.
     “Closing Date” means the date on which the first Loan is made.
     “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be created pursuant to the Security Documents and/or the Final Orders as security for the Obligations, but excluding (a) the Excluded Collateral and (b) any “Post-Petition L/C Collateral” as such term is defined in the L/C Order.

     “Collateral Base” as defined in the ABL Cash Collateral Order.
     “Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Appendix A under the caption “Term Loan Commitments”, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Commitment Expiration Date” means the earliest of (a) the date of borrowing of the Subsequent Term Loan, (b) the date occurring 20 calendar days prior to the Maturity Date, and (c) the date the Commitment is terminated pursuant to Section 8.1.
     “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
     “Consolidated” refers to the consolidation of Borrower or any other Credit Party, in accordance with GAAP, with its consolidated subsidiaries in accordance with GAAP. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its consolidated subsidiaries in accordance with GAAP.
     “Continuing Directors” means the directors of the Borrower on the Closing Date and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by the committee of the board of directors designated to make such recommendations; provided that such committee has been appointed by at least 51% of the then Continuing Directors.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its property is bound.
     “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.12.
     “Credit Extension” means the making of a Loan.
     “Creditors’ Committee” means the Official Unsecured Creditors’ Committee which has been appointed by the United States Trustee in relation to the Case.
     “Credit Party” means Borrower and each Guarantor.

     “Current Financial Statements” means (i) the audited Consolidated financial statements of the Borrower for the year ended December 31, 2008, as reflected in its Form 10-K filed with respect to the same period; (ii) the interim, unaudited Consolidated financial statements of the Borrower for the fiscal quarter ended June 30, 2009, as reflected in the Borrower’s Form 10-Q filed with respect to the same period; and (iii) the unaudited, management-prepared Consolidated financial statements for the fiscal quarter ended September 30, 2009.
     “Default” means an Event of Default or a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, or other transfer thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.
     “Distribution” means (i) any dividend or other distribution made by a Credit Party on or in respect of any Capital Stock issued by Credit Party, or (ii) any payment made by a Credit Party to purchase, redeem, acquire or retire any Capital Stock in such Credit Party.
     “Dollars” and the sign “$” mean the lawful money of the United States of America.
     “Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
     “Effective Rate” means, at any time of determination, the per annum rate equal to the Eurodollar Rate plus the Applicable Margin; provided that in no event shall the Effective Rate exceed the Highest Lawful Rate.
     “Eligible Assignee” means (x) any Lender or any Affiliate of any Lender, and (y) any Related Fund or any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided, that none of the following shall be considered Eligible Assignees: (i) any Credit Party or any Affiliate of any Credit Party, (ii)any Person other than a Person described in clause (x) or (y) unless consented to in writing by the Borrower, and (iii) any natural Person.
     “Environmental Laws” means any and all past, present, current or future foreign or domestic, federal or state (or any subdivision of any of them) statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to air, water, surface water, groundwater, soil, or any other environmental media, any Hazardous Materials Activity, natural resources, animals or plants, flora or fauna, ecosystems, or any other living species and their habitat, including those that are endangered, threatened, or otherwise protected by Law; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any of their respective properties.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, together with all rules and regulations promulgated with respect thereto.
     “Eurocurrency Reserve Requirements” means, for any day as applied to a Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.
     “Eurodollar Base Rate” means, with respect to each day during each Interest Period pertaining to a Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.
     “Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):
Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirements
; provided, however, that, notwithstanding the foregoing, in no event shall the Eurodollar Rate be less than 3.00% per annum.
     “Event of Default” as defined in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Excluded Collateral” means, (i) with respect to Excluded Foreign Subsidiaries, any portion of the voting Capital Stock issued by such Excluded Foreign Subsidiaries in excess of 65% of the issued and outstanding voting stock of such Excluded Foreign Subsidiary, (ii) the Specified Interests, and (iii) any property to the extent that such grant of a security interest is prohibited by any requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such requirement of Law or is prohibited by, or would constitute a breach or default under or would result in the termination of or requires any consent not obtained, or would trigger an option to purchase or similar right by a third party, under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Capital Stock or investment property, intercompany or third party notes (as described in the Security Agreement), any applicable shareholder or similar agreement, except to the extent that such requirement of Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law.
     “Excluded Entities”: Atlantic Automotive Components, LLC and AutoNeural Systems, LLC, any other Subsidiary created after the Closing Date in connection with the establishment of a Joint Venture with any Person (other than a Group Member).
     “Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of more than 65% of the voting Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or its Subsidiaries.
     “Existing Indenture” means the Amended and Restated Indenture between the Borrower and J.P. Morgan Trust Company, National Association, dated as of March 10, 2004, as in effect on the Closing Date.
     “Facility” as defined in the recitals hereto.
     “Fee Letter” as defined in Section 2.7.
     “Final Order” as defined in Section 3.1(k).
     “Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.
     “Foreign Stock Holding Company” means any Domestic Subsidiary or any Foreign Subsidiary (provided that such Foreign Subsidiary shall be considered a Domestic Subsidiary for purposes of the Security Agreement and Section 5.15 of this Agreement) of the Borrower created or acquired to hold the Capital Stock of first-tier Foreign Subsidiaries. It is understood and agreed that each such Subsidiary shall be a passive holding company (with the only assets of such Subsidiary being the Capital Stock of first-tier Foreign Subsidiaries) and each such Subsidiary shall be subject to the requirements of Section 6.15. It is further understood and agreed that Foreign Stock Holding Companies shall not be Excluded Foreign Subsidiaries for purposes of this Agreement.
     “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
     “Funding Notice” means a notice substantially in the form of Exhibit A.

     “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Group Members”: the collective reference to the Borrower and its Subsidiaries.
     “Guarantee Obligation” as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities, in each case in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
     “Guaranteed Obligations” as defined in Section 7.2(a).
     “Guarantor” means each present and future Subsidiary of Borrower that is a party to this Agreement on the Closing Date.
     “Guaranty” means the guaranty of each Guarantor set forth in Section 7.2.

     “Halla Climate Control” means Halla Climate Control Corporation, a Korean corporation.
     “Hazardous Materials” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.
     “Hazardous Materials Activity” means any past, current, or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Indebtedness” of any Person at any date, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses, in each case in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (i) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.
     “Indemnified Liabilities” as defined in Section 10.3.

     “Indemnitee” as defined in Section 10.3.
     “Ineligible Professional Expenses” means (i) after the first business day following delivery by the Administrative Agent, Prepetition Term Agent or Prepetition ABL Agent of the Carve Out Trigger Notice, any success, transaction or completion fee or any other similar fee of any Person retained by the Creditors’ Committee, and (ii) at all times, fees or expenses incurred by any Persons, including a Creditors’ Committee or any Debtor in: (a) preventing, hindering or delaying the Administrative Agent’s enforcement or realization upon any of the Collateral once an Event of Default has occurred (it being understood that litigation to determine if an Event of Default has occurred during a Remedies Notice Period shall not constitute such prevention, hindrance or delay), (b) using or seeking to use cash collateral not in compliance with the Budget and the Final Order or Term Loan Cash Collateral Order, or selling any other Collateral (except as otherwise provided for in the Final Order or in this Agreement), in each case without the Required Lenders’ consent, (c) incurring Indebtedness not permitted herein and (d) objecting to or contesting in any manner, or in raising any defenses to, the validity, extent, amount, perfection, priority or enforceability of the Obligations or the obligations arising under the Prepetition Term Loan Agreement or security interests with respect thereto or any other rights or interests of the Administrative Agent, Lenders, Prepetition Term Agent or the Prepetition Term Lenders, or in asserting any claims or causes of action, including, without limitation, any actions under Chapter 5 of the Bankruptcy Code, against the Administrative Agent, Lenders, Prepetition Term Agent or the Prepetition Term Lenders.
     “Initial Term Loan” means the Loan made from the Lenders to Borrower on the Closing Date in the aggregate principal amount of at least $75,000,000.
     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
     “Insolvent”: pertaining to a condition of Insolvency.
     “Intercreditor Agreement” means the Intercreditor Agreement dated as of June 13, 2006 among, the Borrower, certain Guarantors, the Prepetition ABL Agent, the Prepetition Term Agent and any other Persons from time to time parties thereto, as amended.
     “Interest Payment Date” means as to any Loan, (a) the last day of such Interest Period, and (b) the date of any repayment or prepayment made in respect thereof.
     “Interest Period” means, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Loan and ending one or three months thereafter, as selected by the Borrower in its notice of borrowing or continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending one or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)	the Borrower may not select an Interest Period under the Facility that would extend beyond the date final payment is due on the Term Loans; and
(iii)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
     “Investment” means any advance, loan, extension of credit (including, without limitation, by way of guaranty) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, any Person.
     “Joint Venture” means any Person a portion (but not all) of the Capital Stock of which is owned by a Group Member but which is not a Wholly Owned Subsidiary and which is engaged in a business which is similar to or complementary with the business of the Group Member as permitted under Section 6.9 of this Agreement.
     “Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, or other governmental restriction of the United States or any state, province or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.
     “L/C Agreement” means the Letter of Credit Reimbursement and Security Agreement dated on or about the date hereof between the Borrower and U.S. Bank National Association, as amended.
     “L/C Order” means the Order Approving Post-Petition Secured Letter of Credit Facility and Authorizing the Debtors to Pay Certain Fees and Costs Related Thereto of the Bankruptcy Court entered on or about November 12, 2009.
     “Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time, and each Eligible Assignee that becomes a party hereto pursuant to an Assignment Agreement or pursuant to an instrument of accession agreement in form and substance satisfactory to the Administrative Agent.
     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary,

direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
     “Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
     “Loan” means any Term Loan or advance under the Facility.
     “Loan Document” means any of this Agreement, the Notes (if any), the Security Documents, the Fee Letter and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Administrative Agent or any Lender in connection herewith.
     “Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of such Lender’s Term Loans plus such Lender’s Term Loan Commitment or if the Term Loan Commitments have been terminated, the outstanding amount of such Lender’s Term Loans.
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) the ability of the Credit Parties, taken as a whole, to fully and timely perform when due their, Obligations; (c) the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of a Loan Document to which it is, or they are, as the case may be, a party; or (d) the rights or remedies of the Administrative Agent, any Lender or any Secured Party under any Loan Document; provided that this shall exclude the commencement of the Case and events that would typically result from the commencement of the Case.
     “Maturity Date” means the earliest to occur of: (i) May 18, 2010; provided, however, that so long as no Default or Event of Default has occurred and is continuing at such time, the Borrower shall have the option to extent the Maturity Date to August 18, 2010 without the consent of the Administrative Agent or Lenders, (ii) the effective date of the Borrower’s Plan of Reorganization, (iii) the date on which Borrower has consummated, pursuant to Section 363 of the Bankruptcy Code and a final order of the Bankruptcy Court, a sale or sales of all or substantially all of Borrower’s assets; and (iv) the date of termination of the Lenders’ obligations to make Loans or permit existing Loans to remain outstanding pursuant to Section 8.1.
     “Moody’s” means Moody’s Investor Services, Inc., or its successor.
     “Multiemployer Plan” means a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
     “Net Cash Proceeds”: in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien that is senior to the Obligations and expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), pension or OPEB liability paid or reserved with respect to any such assets, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve established in accordance with GAAP with respect to liabilities associated with such Asset Sale (provided that “Net Cash Proceeds” shall include any such amounts received upon the reversal of any such reserve).
     “Non-Excluded Taxes” as defined in Section 2.14(a).
     “Non-Recourse Debt” means all Indebtedness which, in accordance with GAAP, is not required to be recognized on a consolidated balance sheet of the Borrower as a liability.
     “Non-US Lender” as defined in Section 2.14(d).
     “Note” means a promissory note in the form of Exhibit B evidencing one or more Loans, as such note may be amended, supplemented or otherwise modified from time to time.
     “Obligation Category” as defined in Section 2.12.
     “Obligations” means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
     “Order” means the Final Order.
     “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational

Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
     “Other Taxes” means any and all present or future stamp, registration, recording, filing, transfer, documentary, excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Loan Document.
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Single Employer Plans and set forth in, with respect to plan years ending prior to the effective date as to such Single Employer Plan of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.
     “Permitted Investments” means:
     (a) extensions of trade credit granted in the ordinary course of business
     (b) investments in Cash Equivalents in the ordinary course of business in connection with the cash management activities of the Borrower and its Subsidiaries;
     (c) Guaranteed Obligations permitted by Section 6.1;
     (d) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;
     (e) so long as no Default or Event of Default would result therefrom, intercompany Investments among the Credit Parties;
     (f) (i) so long as consistent with orders of the Bankruptcy Court, and so long as no Default or Event of Default would result therefrom, intercompany Investments by Subsidiaries which are not Credit Parties in Credit Parties and (ii) intercompany Investments by Subsidiaries which are not Credit Parties in other Subsidiaries which are not Credit Parties;
     (g) (i) intercompany Investments among Foreign Subsidiaries in accordance Sections 6.1(j) and (t) and (ii) between the Securitization Subsidiary and Foreign Subsidiaries;
     (h) intercompany loans from Credit Parties to Subsidiaries which are not Credit Parties in an aggregate outstanding amount not to exceed the sum (such sum, the “Non-Credit Party Intercompany Debt Basket”) of (i) $65,000,000, and (ii) intercompany loans or cash dividends from Subsidiaries which are not Credit Parties received by Credit Parties after the Closing Date and repayment in cash by Subsidiaries which are not Credit Parties of intercompany loans owing to any Credit Party (it being understood that such intercompany loans may not be repaid or prepaid to the extent that such prepayment would cause the Investment Basket to be a negative amount);
     (i) Investments in an aggregate outstanding amount (including assumed Indebtedness) not to exceed $10,000,000;
     (j) Investments resulting from (i) the write-off of intercompany loans in connection with the permitted liquidation of any Subsidiary, and/or (ii) as reasonably required by orders of the Bankruptcy Court.
     (k) Investments existing as of the Closing Date as set forth on Schedule 6.7 and any modification, replacement, renewal or extension thereof provided that the original amount of such Investments are not increased except as otherwise permitted by Section 6.7;
     (l) Investments resulting from entering into Swap Agreements permitted by Section 6.3;
     (m) Investments in the ordinary course of business consisting of endorsements of instruments for collection or deposit;
     (n) Investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (o) advances of payroll payments to employees in the ordinary course of business consistent with orders of the Bankruptcy Court;
     (p) Guarantees by any Borrower or any Subsidiary of leases, contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business; provided that the aggregate amount of the Guarantee Obligations in respect thereof, together with any outstanding Guarantee Obligations outstanding under Section 6.1(f), shall not exceed $30,000,000 at any time;
     (q) Investments arising out of the receipt by the Borrower or any of its Subsidiaries of promissory notes and non-cash consideration for the Disposition of assets permitted under Section 6.5, provided that the non-cash consideration for any such Disposition shall not exceed 20% of the total consideration therefor;
     (r) Investments the consideration for which consists of the issuance of newly issued shares of the Borrower;
     (s) Capital Expenditures permitted under Section 6.7;
     (t) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with proceeds of any Asset Sale which is not required to be paid to Lenders in accordance with Section 2.9; and

     (u) Guarantee Obligations permitted under 6.1;
     (v) the acquisition of additional Capital Stock (or contributions to) of Joint Ventures (other than Halla Climate Control Corporation) pursuant to terms reasonably satisfactory to the Administrative Agent in an amount not to exceed $10,000,000 in the aggregate after the Closing Date;
     (w) Investments consisting of the retained interest (including, without limitation, subordinated Indebtedness) of sellers of Receivables in connection with any Permitted Receivables Financing;
     (x) (i) Investments received in connection with the sale, transfer or other disposition of Receivables, any Related Security and any Other Securitization Assets by the Securitization Subsidiary and (ii) the purchase or other acquisition by, or transfer to the Securitization Subsidiary of Receivables, any Related Security and any Other Securitization Assets, in each case in connection with the origination, servicing or collection of such Receivables, Related Security or Other Securitization Assets; and
     (y) (i) Investments resulting from the write-down, write-off or forgiveness of Indebtedness owed to any Group Member to the extent approved by the Bankruptcy Court prior to the Closing Date and (ii) Investments resulting from the write-down, write-off or forgiveness of Indebtedness owed to any Group Member in amount not exceeding $33,000,000.
     “Permitted Liens” means the Permitted Prior Liens and other Liens permitted by Section 6.2 or otherwise approved in writing by the Required Lenders.
     “Permitted Prior Liens” means (i) valid, properly perfected and otherwise unavoidable Liens existing as of the Petition Date and having, as of the Petition Date, priority over the Liens securing the Prepetition Lender Debt, and (ii) with respect to Prepetition ABL Priority Collateral, the Liens of the Prepetition ABL Agent.
     “Permitted Receivables Financing” means at any date of determination, the aggregate amount of (i) any Non-Recourse Debt outstanding on such date relating to the sale or financing of Receivables and any Related Security or (ii) other sales (in connection with financings of) and financings of Receivables and any Related Security of the Borrower or any of its Subsidiaries (it being understood that Standard Securitization Undertakings shall be permitted in connection with such financings).
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Petition Date” as defined in the recitals hereto.
     “Plan” means at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Plan of Reorganization” shall mean a plan of reorganization filed in the Case.
     “Post-Default Rate” as defined in Section 2.6.
     “Prepetition ABL Agent” as defined in the recitals hereto.
     “Prepetition ABL Priority Collateral” shall have the meaning attributed to “ABL Priority Collateral” in the Intercreditor Agreement.
     “Prepetition Borrower” as defined in the recitals hereto.
     “Prepetition Credit Agreements” as defined in the recitals hereto.
     “Prepetition Lender Debt” as defined in the recitals hereto.
     “Prepetition Lenders” as defined in the recitals hereto.
     “Prepetition Term Agent” as defined in the recitals hereto.
     “Prepetition Term Loan Priority Collateral” shall have the meaning attributed to “Term Loan Priority Collateral” in the Intercreditor Agreement.
     “Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.
     “Priority Professional Expenses” means allowed (whenever such fees, costs and expenses may be allowed) and unpaid fees, costs and expenses of professionals retained in the Case pursuant to Sections 327, 328, 363 and 1103 of the Bankruptcy Code consisting of any attorneys, accountants, financial advisors, consultants and other Persons and firms retained by Borrower or the Creditors’ Committee; provided, however, that (i) the term “Priority Professional Expenses” shall not include any Ineligible Professional Expenses, and (ii) the amount of Priority Professional Expenses shall not exceed the Professional Expense Cap.
     “Professional Expense Cap” means all unpaid fees, costs and expenses incurred by Professional Persons retained in the Case pursuant to Sections 327, 328, 363 and 1103 of the Bankruptcy Code (i) at any time before or on the first Business Day following delivery by the Administrative Agent, the Prepetition Term Agent or the Prepetition ABL Agent of a Carve Out Trigger Notice (which may only be delivered after the Termination Date referred to in the Final Order) and (ii) after the first Business Day following delivery of such Carve Out Trigger Notice, not exceeding in the case of this clause (ii) $15,000,000 in the aggregate, all to the extent allowed at any time.

     “Professional Fees” means, to the extent allowed at any time, whether by interim order of the Bankruptcy Court, procedural order of the Bankruptcy Court, or otherwise, all unpaid fees and expenses incurred by Professional Persons.
     “Professional Persons” means, collectively, persons or firms retained by the debtors in the Case pursuant to section 327, 328, or 363 and 1103 of the Bankruptcy Code by the debtors in the Case and by the Creditors’ Committee.
     “Properties” as defined in Section 4.12 (ii).
     “Pro Rata Share” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Loan Exposure of all Lenders represented by such Lender’s Loan Exposure at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.1, or if the Term Loan Commitments have expired, then the Pro Rata Share of each Lender shall be determined based on such Lender’s Pro Rata Share of the outstanding principal balance of the Loans at such time. The initial Pro Rata Shares of each Lender in respect of each of the Facility is set forth opposite the name of such Lender on Appendix A.
     “Receivables”: any indebtedness and other obligations owed to the Borrower or any relevant Subsidiary, or in which such party has a security interest or other interest, or any right of the Borrower or such Subsidiary to payment from or on behalf of an obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale or lease of goods or the rendering of services by the Borrower or such Subsidiary, including, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto.
     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.
     “Register” as defined in Section 2.4(b).
     “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor or fund manager as such Lender or by an Affiliate of such investment advisor or fund manager.
     “Related Security”: with respect to any Receivable, (a) all of the Borrower’s (or the relevant Subsidiary’s) interest, in any inventory and goods (including returned or repossessed inventory and goods), and documentation or title evidencing the shipment or storage of any inventory and goods (including returned or repossessed inventory and goods), relating to any sale giving rise to such Receivable, and all insurance contracts with respect thereto; (b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, together with all UCC financing statements or similar filings and security agreements describing any collateral relating thereto; (c) all guaranties, letters of credit, letter of credit rights, supporting obligations, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such

Receivable or otherwise relating to such Receivable; (d) all service contracts and other contracts, agreements, instruments and other writings associated with such Receivable; (e) all records related to such Receivable or any of the foregoing; (f) all of the Borrower’s or relevant Subsidiary’s right, title and interest in, to and under the sales agreement and related performance guaranty and the like in respect of such Receivable; and (g) all proceeds of any of the foregoing.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the migration of any Hazardous Material through the air, soil, surface water or groundwater.
     “Released Party” as defined in Section 2.18.
     “Releasing Party” as defined in Section 2.18.
     “Remedies Notice Period” as defined in Section 8.2.
     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ER1SA.
     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .23, .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
     “Required Lenders” means one or more Lenders having or holding Loan Exposure and representing more than fifty percent (50%) or more of the aggregate Loan Exposure of all Lenders.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or its successor.
     “Secured Parties” means the Persons to whom any Obligations are at any time owed.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Securitization Subsidiary” means any direct or indirect wholly owned Subsidiary of the Borrower (or another Person in which the Borrower or any Subsidiary makes and Investment and to which the Borrower or one or more of its Subsidiaries transfer Receivables and related assets, including without limitation, Related Security) which engages in activities in connection with a Permitted Receivables Financing; provided, however, solely to the extent such Subsidiary is a Domestic Subsidiary of the Borrower, such Domestic Subsidiary shall be subject to Section 6.16; and provided, further, that in no event shall a Securitization Subsidiary be a Foreign Stock Holding Company.

     “Security Agreement” means that certain Security Agreement, dated on or about the date hereof, by and among the Borrower, Guarantors and Administrative Agent.
     “Security Documents” means all security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, and other security agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to the Administrative Agent granting a lien on any property in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Credit Party’s other duties and obligations under the Loan Documents.
     “Single Employer Plan” means any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
     “Specified Assets” means the assets described on Schedule 6.5(e).
     “Specified Interests”: any and all interest in the following entities: Chonqquing Changon Visteon Engine Control Sys. Co. Ltd., Climate Systems India Limited, Halla Climate Control (Dalian) Co. Ltd, Japan Climate Systems Corporation, FAWER Visteon Climate Control System (Changchun) Co. Ltd. (f/k/a United Aluminum Radiator Company, Ltd.), Visteon Automotive Systems India Pvt. Ltd., and Yanfeng Visteon Automotive Electronics Company Ltd.
     “Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary which are reasonably customary in a securitization or other sales (in connection with financings of) and financings of Receivables and any Related Security, including, without limitation, those relating to the servicing of assets of such securitization or financing; provided that, in no event shall Standard Securitization Undertakings include any guarantee of indebtedness incurred in connection with the such securitization or such financing (other than (i) in the case of Section 6.1(t), guarantees of obligations of participating Foreign Subsidiaries and the Securitization Subsidiary in respect thereof by other Foreign Subsidiaries and the Securitization Subsidiary and (ii) in the case of Section 6.1(f), guarantees of obligations of participating Domestic Subsidiaries in respect thereof by the participating Domestic Subsidiaries).
     “Subsequent Term Loan” means a Loan from the Lenders to Borrower after the Closing Date in the remaining aggregate principal amount of the unused Term Loan Commitment.
     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having more than 50% of the ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Superpriority Claim” means a claim against any Borrower or any Guarantor or its respective estate in the Case which is an administrative expense claim having priority over (i) any or all allowed administrative expenses and (ii) unsecured claims now existing or hereafter arising, including, without limitation, administrative expenses of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code.
     “Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement” and (b) any agreement with respect to any transactions (together with any related confirmations) which are subject to the terms and conditions of, or are governed by, any master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other similar master agreement.
     “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomever; on whomever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” or “income Tax” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).
     “Term Loan” means, at any time, the sum of (i) the aggregate amount of advances outstanding to Borrower under the Facility.
     “Term Loan Cash Collateral Order” means that certain First Amended and Supplemental Stipulation, Agreement, and Final Order on Consent (I) Authorizing Use of Prepetition Term Loan Priority Collateral and Term Loan Cash Collateral Under 11 U.S.C. § 361; And (II) Granting Adequate Protection Under 11 U.S.C. §§ 361, 362, and 363, as the same may be amended, restated, replaced or supplemented from time to time.
     “Term Loan Commitment” means: (a) as to any Lender, the aggregate commitment of such Lender to make Term Loans as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans, which aggregate commitment shall be One Hundred Fifty Million Dollars ($150,000,000) on the Closing Date, but which shall be reduced by Seventy-Five Million Dollars ($75,000,000) if the Subsequent Term Loan is not borrowed on or before the Commitment Expiration Date.

     “Thirteen Week Forecast” as defined in Section 5.2(i).
     “2010 Notes” means the 8.25% notes due 2010 issued pursuant to the Existing Indenture.
     “2014 Notes” means the 7.00% notes due 2014 issued pursuant to the Existing Indenture.
     “2016 Notes” means the 12.25% notes due 2016 issued pursuant to the Existing Indenture.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
     “Uncertificated Foreign Jurisdiction”: the jurisdiction of organization of a Foreign Subsidiary to the extent the Capital Stock of such Foreign Subsidiary is uncertificated.
     “Variance” as defined in Section 6.11.
     “VIHI” means Visteon International Holdings Inc., a Delaware corporation.
     “Wholly Owned Foreign Subsidiary” means any Wholly Owned Subsidiary of the Borrower which is not a Domestic Subsidiary.
     “Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares or other de minimis shares held by any Person, each as required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.
1.2 Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Borrower notifies the Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
1.3 Interpretation, etc. (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive.

     (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
1.4 Joint Preparation. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document.
SECTION 2. LOANS
2.1 Loans and Borrowing Mechanics.
(a)	Loans. Subject to the terms and conditions hereof, (i) on the Closing Date, each Lender agrees to make an Initial Term Loan to the Borrower, and (ii) thereafter, but prior to the Commitment Expiration Date, so long as the conditions set forth in Section 3.2 have been satisfied, within ten (10) days after receipt by the Administrative Agent of written request from the Borrower, each Lender agrees to make a Subsequent Term Loan (the loans referred to in clauses (i) and (ii), the “Term Loans”). Any amount borrowed with respect to the Term Loans and subsequently repaid or prepaid may not be reborrowed.

(b)	Payment on Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the aggregate unpaid principal amount of the Term Loans in cash on the Maturity Date.

(c)	Funding Notice. Borrower shall deliver to Administrative Agent a fully executed Funding Notice as of the Closing Date or not later than 12:00 p.m. (New York City time) ten (10) Business Days prior to borrowing the Subsequent Term Loan. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed Subsequent Term Loan. Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the date specified in such Funding Notice, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Borrower on such date by causing an amount of same day funds in

Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to such account as may be designated in writing to Administrative Agent by Borrower.
2.2 Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their respective applicable Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.
2.3 Use of Proceeds. The proceeds of the Loans shall be used in accordance with the Budget, and exclusively (i) to provide working capital for the Borrower, (ii) to fund capital expenditures, and (iii) for other general corporate purposes. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
2.4 Evidence of Liabilities; Register; Lenders’ Books and Records; Notes.
(a)	Lenders’ Evidence of Liabilities. Each Lender shall maintain on its internal records an account or accounts evidencing the Liabilities of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)	Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and the interest, each repayment or prepayment thereon, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan.

(c)	Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.5) on the Closing Date (or, if such notice is delivered after the Closing Date, within five (5) days after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans. Any such Note evidencing Loans under the applicable Commitment shall be in substantially the form of Exhibit B.
2.5 Interest on Loans.
(a)	Except as otherwise set forth herein, each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined as of such day for the relevant Interest Period plus the Applicable Margin.

(b)	Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.6 shall be payable from time to time on written demand.

(c)	Interest payable on all Loans shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded.

(d)	The Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(e)	Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to paragraph (a) of this Section.
2.6 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any past due interest payments on the Loans or any past due fees or other amounts owed hereunder, shall thereafter bear interest payable on demand at a rate that is 2% per annum in excess of the Effective Rate with respect to the Loans (the “Post-Default Rate”). Payment of interest at the Post-Default Rate is not, however, a permitted alternative to timely payment, and acceptance of interest at the Post-Default Rate shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.7 Payments of Other Amounts.
(a)	Pursuant to those certain letter agreements (collectively, the “Fee Letter”) dated the Closing Date between Borrower and the Administrative Agent, Borrower has promised to pay (i) to the Administrative Agent, for itself, and (ii) to each Lender, for itself, and in accordance with its Pro Rata Shares, certain amounts at the times agreed upon, and Borrower hereby repeats its promise to pay such amounts.

(b)	As additional compensation to the Lenders, Borrower shall pay to Administrative Agent, for the ratable benefit of the Lenders, in arrears, on the first Business Day of each month prior to the Maturity Date and on the Maturity Date, a Fee for Borrower’s non-use of available funds in an amount equal to 1.00% per annum (calculated on the basis of a 360-day year for actual days elapsed) multiplied by the difference between (x) the aggregate Term Loan Commitment for all Lenders and (y) the average for the period of the daily closing balances of the aggregate Term Loan outstanding during the period for which such Fee is due.
2.8 Voluntary Prepayments; Reduction or Termination of the Commitments. (a) Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, Borrower shall also pay any amounts owing pursuant to Section 2.13. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Any prepayment which is made as a result of any Default or Event of Default shall not constitute an optional prepayment for purposes of this Section 2.8. Any voluntary prepayments shall be subject to the terms of the Intercreditor Agreement.
     (b) Borrower may at any time upon at least five (5) days’ prior written notice to Administrative Agent reduce in part, or terminate in full the undrawn portion of the Term Loan Commitment; provided that any such reduction shall be in an amount of not less than $25,000,000 and whole multiples of $5,000,000 (or such lesser amount or shall be equal to the undrawn portion of the Term Loan Commitment).
2.9 Mandatory Prepayments.
(a)	If the Borrower or any Credit Party shall consummate an Asset Sale of assets constituting Collateral, the Borrower shall make a payment (within two (2) Business Days of receipt) in respect of the Loans, without premium or penalty, in an aggregate amount equal to the Net Cash Proceeds received from such Asset Sale by such Credit Party, subject to the Intercreditor Agreement to the extent such proceeds arise from sales of assets constituting Prepetition ABL Priority Collateral. For the avoidance of doubt, all proceeds of Prepetition ABL Priority Collateral shall first be applied (to the extent required by the ABL Cash Collateral Order or Prepetition ABL Agreement) to the outstanding obligations under the

Prepetition ABL Agreement or treated in accordance with the ABL Cash Collateral Order (as applicable, or as otherwise directed by the Prepetition ABL Agent), and thereafter, only if all obligations under the Prepetition ABL Agreement have been paid in full, applied pursuant to this Section 2.9.

(b)	Borrower shall make a payment in respect of the Loans, without premium or penalty, in an aggregate amount equal to the gross proceeds received by any Credit Party relating to insurance in respect of casualty to property constituting Collateral (which payment shall be made within two (2) Business Days of receipt thereof); provided, that absent the occurrence and continuance of a Default or an Event of Default, Borrower may notify Administrative Agent that it intends to use such insurance proceeds to replace or repair the Collateral with respect to which the proceeds were received within 180 days after receipt. To the extent that any such proceeds have not been used within such 180 days, then Borrower shall make the payment in any such amount in respect of the Loan.
2.10 Continuation Options. Any Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If no such notice is received specifying the length of the next Interest Period, then the next Interest Period shall equal one (1) month. During the continuance of any Default, the Interest Period shall equal one (1) month.
2.11 General Provisions Regarding Payments.
(a)	All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b)	All payments in respect of the principal amount of any Loan shall include all interest accrued on such principal to the date of repayment.

(c)	Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent, to repay the Facility. As to all payments made when an Event of Default has occurred and is continuing, all payments and proceeds of Collateral shall be applied, subject to the terms of the Intercreditor Agreement, to amounts then due and payable in the following order: first, to fees and Administrative Agent’s expenses reimbursable hereunder, second, to interest on the Term Loans, third, to principal payments on the Term Loans, fourth, to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 10.3 until paid in full, fifth, to the extent required by the Cash Collateral Orders, to the Prepetition ABL Agent, Prepetition ABL Lenders, Prepetition Term Agent and Prepetition Term Lenders, and, sixth, to the return of any excess to Borrower;

(d)	Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

(e)	Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds by 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.6 from the date such amount was due and payable until the date such amount is paid in full.
2.12 Ratable Sharing. As used in this section, “Obligation Category” means the following groups of Obligations: (a) payments due and owing to Lenders under Sections 5.8, 10.2 or 10.3 hereof or under any similar sections of any other Loan Documents, (b) interest due and payable in respect of the Loans and payment due and owing to Lenders under Section 2.5 and Section 2.6, (c) the outstanding principal amount of the Loans and (d) all other Obligations. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise (other than pursuant to an assignment pursuant to Section 10.5), or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of any Obligations in an Obligation Category that are then due and owing to such Lender hereunder or under the other Loan Documents which is greater than the proportion received by any other Lender in respect of the Obligations in such Obligation Category that are then due and owing to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Obligations in such Obligation Category then due and owing to the other Lenders so that all such recoveries of Obligations in any Obligation Category shall be shared by all Lenders in proportion to the aggregate Obligations in such Obligation Category that are then due and owing to all of them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
2.13 Increased Costs; Capital Adequacy.
(a)	If the adoption of or any change in any requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:
(i)	shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);

(ii)	shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)	shall impose on such Lender any other condition (except for Non-Excluded Taxes covered by Section 2.14 and changes in the rate of tax on the overall net income of such Lender);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its written demand (together with reasonably detailed supporting documentation), any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify Borrower in writing (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)	If any Lender shall have determined that the adoption of or any change in any requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Borrower (with a copy to the Administrative Agent) of a written request therefore (together with reasonably detailed supporting documentation), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)	A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.14 Taxes; Withholding, etc.
(a)	All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), including, but not limited to, the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, and (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section (other than by reason of any Change in Law having effect after the date such representations or certifications were made), or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)	In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)	Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)	Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents; unless in either such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent, in which case such Lender shall not be required to provide such form described above. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver the appropriate forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)	A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)	If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the written request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)	The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Indemnity. Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (but excluding in any event loss of anticipated profit) that such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of, or continuation of Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed or continued, for the period from the date of such prepayment or of such failure to borrow or continue to the last day of such Interest Period (or, in the case of a failure to borrow or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.16 Measures to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments under Section 2.13 or 2.14, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13 or 2.14 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.16 unless Borrower (i) agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above and (ii) increase the amount payable to such Lender as provided in Section 2.14 and indemnifies each Credit Party as provided in Section 2.14 for all Taxes imposed on such Lender in excess of such Taxes relating to, arising out of, or in connection with any Loan Document or any payment or transaction contemplated hereby or thereby in excess of such Taxes imposed on such Lender prior to the event or the existence of a condition described in this section. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.16 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) that be conclusive absent manifest error.

2.17 Release. Each Credit Party hereby acknowledges effective upon entry of the Final Order, that no Credit Party has any defense, counterclaim, offset, recoupment, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all of any part of the Credit Parties’ liability to repay the Administrative Agent or any Lender as provided in this Agreement or to seek affirmative relief or damages of any kind or nature from Administrative Agent or any Lender. Each Credit Party, each in their own right and with respect to the other Credit Parties, on behalf of their bankruptcy estates, and on behalf of all their successors, assigns, Subsidiaries and any Affiliates and any Person acting for and on behalf of, or claiming through them, (collectively, the “Releasing Parties”), hereby fully, finally and forever releases and discharges each of the Administrative Agent and Lenders and all of such Administrative Agent’s and Lenders’ past and present officers, directors, servants, agents, attorneys, assigns, heirs, parents, subsidiaries, and each Person acting for or on behalf of any of them (collectively, the “Released Parties”) of and from any and all past and present actions, causes of action, demands, suits, claims, liabilities, Liens, lawsuits, adverse consequences, amounts paid in settlement, costs, damages, debts, deficiencies, diminution in value, disbursements, expenses, losses and other obligations of any kind or nature whatsoever, whether in law, equity or otherwise (including, without limitation, those arising under Sections 541 through 550 of the Bankruptcy Code and interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses, and incidental, consequential and punitive damages payable to third parties), whether known or unknown, fixed or contingent, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, and which are based on any act, fact, event or omission or other matter, cause or thing occurring at or from any time prior to and including the date hereof in any way, directly or indirectly arising out of, connected with or relating to this Agreement, the Final Order and the transactions contemplated hereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing.
2.18 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.13 or 2.14), or (b) defaults in its obligation to make Loans hereunder (a “Defaulting Lender”), with a replacement financial institution; provided that (i) such replacement does not conflict with any requirement of law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.16 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.13 or 2.14, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) to the extent the Borrower is making a replacement pursuant to clause (b) above, the replacement financial institution shall consent to the requested amendment, (vi) the Borrower shall be liable to such replaced Lender (other than a Defaulting Lender) under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vii) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (viii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.5, (ix) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.13 or 2.14, as the case may be, and (x) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
SECTION 3. CONDITIONS PRECEDENT
3.1 Closing Date. The Closing Date shall occur on the date that the following conditions are satisfied:
(a)	Loan Documents. Administrative Agent shall have received counterparts of each Loan Document required by the Administrative Agent and the Lenders to be delivered on or before the Closing Date, originally executed and delivered by each applicable Credit Party and in numbers sufficient for Administrative Agent and each Lender.

(b)	Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c)	Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable to be obtained on or before the Closing Date in connection with the transactions contemplated by the Loan Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Lenders. Administrative Agent shall have received consent of the Required Lenders (for purposes of this Section 3.1(c), as such term is defined in the Prepetition Term Loan Agreement) as may be required pursuant to the Prepetition Term Loan Agreement for the provision of the financing hereunder and the granting of priming liens on the Collateral. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(d)	Validity of Liens. Upon entry of the Final Order, the Final Order shall be effective to create in favor of the Administrative Agent a legal, valid and enforceable first (except for (x) Permitted Prior Liens entitled to priority under applicable law and (y) the Carve Out) perfected security interest in and lien upon the Collateral. Provision acceptable to the Administrative Agent shall have been made for completion of perfection steps deemed necessary or desirable to perfect upon the Capital Stock of Foreign Subsidiaries other than Excluded Collateral (which Administrative Agent agrees may be completed post closing).

(e)	Budget. Lenders shall have received from Borrower the budget for the 13-week period commencing on the Closing Date (collectively, the “Budget”), prepared on a weekly basis for each such period, which Budget shall be in form, detail and substance satisfactory to Lenders, and is the “Budget”, as such term is defined in the Cash Collateral Orders.

(f)	Evidence of Insurance. Administrative Agent shall have received a certificate from Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect and that the Administrative Agent has been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 5.5.

(g)	Opinion of Counsel. Administrative Agent shall have received a favorable legal opinion addressed to Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to Lenders, from Kirkland & Ellis LLP, counsel for Credit Parties.

(h)	Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate.

(i)	No Material Adverse Change. There shall have occurred no material adverse change in (i) the business, condition, operations or assets of the Group Members (taken as a whole) since the Petition Date (other than commencement of the Case), (ii) the ability of Borrower or any Guarantors to perform, when due, their respective obligations under the Loan Documents, or (iii) the ability of the Administrative Agent or Lenders to enforce the Loan Documents and the obligations of the Borrower and Guarantors thereunder.

(j)	Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Lenders, and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request. Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent and Lenders, as applicable on the Closing Date.

(k)	Final Order. The Bankruptcy Court shall have entered a final order, in form and substance satisfactory to the Administrative Agent, each Lender and Borrower, authorizing and approving this Agreement pursuant to Section 364(c) and (d) of the Bankruptcy Code and Bankruptcy Rule 4001, finding that the Lenders are extending credit to the Borrower in good faith pursuant to Section 364(e) of the Bankruptcy Code and waiving the provisions of Section 506(c) of the Bankruptcy Code, authorizing and approving the granting of superpriority claims status and the Liens contemplated hereby, modifying the automatic stay to permit the creation and perfection of the Liens on the Collateral, providing for the remedies set forth in this Agreement and enforcement contemplated in this Agreement, and providing for adequate protection in favor of the Prepetition Term Lenders, and containing such other terms as may be acceptable to the Administrative Agent and Lenders and Borrower, and such order shall be in full force and effect and shall not have been amended, modified, stayed, or reversed (the “Final Order”).

(l)	Payment of Fees. Receipt by the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, of all reasonable fees and expenses payable on or prior to the Closing Date in connection with the transactions contemplated hereby, including those fees contemplated in Section 2.7 of this Agreement, including without limitation, the Fee Letter.
3.2 Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Loan, on any date on which a Credit Extension is made, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.4, of the following conditions precedent:
(a)	Administrative Agent shall have received a fully executed and delivered Funding Notice;

(b)	as of such Borrowing Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(c)	as of such Borrowing Date, no Event of Default or Default shall have occurred and be continuing; and

(d)	the debtors in the Case shall not have filed a Plan of Reorganization that does not provide for payment of the Obligations in full in cash;
The request by Borrower of, and the acceptance by Borrower of, each Credit Extension shall be deemed to be a representation and warranty by Borrower that the conditions specified above have been satisfied.

SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce the Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to Administrative Agent and each Lender, on the Closing Date and on each Borrowing Date, that the following statements are true and correct:
4.1 No Default. No event has occurred and is continuing which constitutes a Default.
4.2 Organization and Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Credit Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except to the extent where the failure to be so qualified as in good standing would not reasonably be expected to have a Material Adverse Effect. Each Credit Party is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that all failures to be duly qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
4.3 Authorization. Subject to the Final Order, each Credit Party has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.
4.4 No Conflicts or Consents. Subject to entry of the Final Order, the execution and delivery by the various Credit Parties of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not (a) violate with any provision of (i) any Law, except to the extent that all such violations could not reasonably be expected to have a Material Adverse Effect or as could not reasonably be expected to materially adversely affect the interests of the Administrative Agent or the Lenders, (ii) the Organizational Documents of any Credit Party, or (iii) any agreement entered into post-petition, judgment, license, order or permit applicable to or binding upon any Credit Party except to the extent such violations could not reasonably be expected to have a Material Adverse Effect, (b) result in the acceleration of any Indebtedness owed by any Credit Party, or (c) result in or require the creation of any Lien upon any assets or properties of any Credit Party, except in each case as expressly contemplated in the Loan Documents and, except in the case of clauses (a)(iii), (b) and (c) of this Section 4.4, such conflicts, results or requirements as arise in connection with the filing, prosecution and resolution of the Case. Except for the entry of the Final Order, and except as expressly contemplated in the Loan Documents, no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of any Loan Document or to consummate any transactions contemplated hereby or thereby.

4.5 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, upon entry of the Final Order, legal, valid and binding obligations of each Credit Party which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.
4.6 Current Financial Statements. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Current Financial Statements. Subject to normal year-end adjustments and the absence of footnotes, the Current Financial Statements fairly present in all material respects Borrower’s Consolidated financial position at the date thereof and were prepared in accordance with GAAP (except as approved by the Credit Parties’ accountants and disclosed therein).
4.7 Other Obligations and Restrictions. As of the date hereof, no Credit Party has any outstanding Liabilities of any kind which is, in the aggregate, material to any Credit Party or material with respect to Borrower’s Consolidated financial condition and not reflected in the Current Financial Statements or disclosed in Schedule 4.7. As of the Closing Date, except as shown in the Current Financial Statements or disclosed in Schedule 4.7, no Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely to cause a Material Adverse Effect.
4.8 Full Disclosure. As of the date of delivery, no certificate, statement or other information delivered herewith or heretofore by any Credit Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains as of the date of such certificates, statement or information was so furnished, and taken as a whole) any untrue statement of a material fact omits to state any material fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) necessary to make the statements contained herein or therein not materially misleading in the light of the circumstances under which such statements are made as of the date made or deemed made. The projections and forward-looking financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being acknowledged and agreed by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount, (b) the financial and business projections furnished to the Administrative Agent or the Lenders are subject to significant uncertainties and contingencies, which may be beyond the control of the Borrower and its Subsidiaries, (c) no assurances are given by any of the Borrower or its Subsidiaries that the results forecasted in the projections will be realized and (d) the actual results may differ from the forecasted results in such projections and such differences may be material. There is no fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) that has not been disclosed to each Lender which is materially likely to cause a Material Adverse Effect.
4.9 Litigation. Except as disclosed in the Current Financial Statements or in Schedule 4.9 and except for the Case: there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Credit Party threatened, against any Group Member before any Governmental Authority (i) which if adversely decided could cause a Material Adverse Effect or (ii) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby.
4.10 Labor Disputes. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable requirement of law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.
4.11 ERISA Plans and Liabilities. Except as set forth on Schedule 4.11 or arising from the Case, (i) neither a Reportable Event nor a failure to meet the minimum funding standards under the Pension Funding Rules has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan or, to the knowledge of the Borrower, with respect to any Multiemployer Plan, and each Plan has complied except where the failure to have complied could not reasonably be expected to have a Material Adverse Effect with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and (iii) no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. Except as disclosed in the Borrower’s Form 10-K for the year ended December 31, 2008, as of December 31, 2008, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a liability under ERISA that could reasonably be expected to have Material Adverse Effect, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made except as could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, to the knowledge of the Borrower, no such Multiemployer Plan is in Reorganization or Insolvent.
4.12 Environmental and Other Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(i)	the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to result in liability under, any Environmental Law;

(ii)	no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(iii)	Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to result in liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(iv)	no judicial proceeding or governmental or administrative action is pending or, to the knowledge of Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(v)	there has been no Release or to the knowledge of Borrower threat of Release of Hazardous Materials at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to result in liability under Environmental Laws;

(vi)	the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(vii)	no Group Member has assumed any liability of any other Person under Environmental Laws.
4.13 Names and Places of Business. Except as otherwise indicated in Schedule 4.13, the chief executive office and principal place of business of each Credit Party are (and for the five years preceding the Closing Date have been) located at the address of such Credit Party set out in Appendix B.
4.14 Subsidiaries. As of the Closing Date, (a) Schedule 4.14 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.
4.15 Licenses. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property and does not infringe the rights of any Person in any respect that could reasonably be expected to have a Material Adverse Effect) which are necessary to carry out its business as presently conducted and material to the business of the Credit Parties, taken as a whole.
4.16 Government Regulation. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
4.17 Taxes. Each Group Member has filed all United States federal income tax returns and all other material tax returns that are required to have been filed (after giving effect to any extension periods) by it and have paid all taxes due and payable pursuant to such returns or pursuant to any assessment received by any Group Member and all other penalties or charges (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member) except to the extent that the failure to file such tax returns or pay such taxes, fees or other charges could not reasonably be expected to have a Material Adverse Effect. No Group Member has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes, except as listed in Schedule 4.17
4.18 Title to Properties. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2.
4.19 No Defaults. Except as set forth on Schedule 4.19 or stayed by the automatic stay of the Bankruptcy Court, no Group Member is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, except where such default could not reasonably be expected to have a Material Adverse Effect.
4.20 Margin Stock. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

4.21 Insurance. Except as set forth on Schedule 4.21, the Properties of the Credit Parties are insured with insurance companies, in such amounts, with such deductibles and covering such risks in compliance with the provisions of Section 5.5.
4.22 Perfection of Security Interest. On the date of the making of any Loan, the Final Order shall have been entered and shall not have been amended, stayed, vacated or rescinded in any manner adverse to the Lenders, without the Required Lenders’ reasonable consent. Except to the extent set forth in the Final Order, the Cash Collateral Orders or the Intercreditor Agreement, the Collateral and the Administrative Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings, or other defenses. The Credit Parties are the owners of the Collateral, free from any Lien other than Liens imposed under the Final Order, this Agreement and the Loan Documents and Permitted Liens.
SECTION 5. AFFIRMATIVE COVENANTS
Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations(other than unasserted contingent indemnification obligations not due and payable), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
5.1 Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed or implied in the Loan Documents. Borrower will cause each of its respective Subsidiaries to observe, perform and comply with every term, covenant and condition in any Loan Document to which such Subsidiary is a party or is otherwise bound.
5.2 Books, Financial Statements and Reports. (a) Borrower, acting through or on behalf of the Credit Parties, will at all times maintain full and accurate books of account and records, will maintain its Fiscal Year, and will furnish to each Lender at Borrower’s reasonable expenses all statements and reports required to be delivered to the Prepetition ABL Agent, Prepetition ABL Lenders, Prepetition Term Agent and/or Prepetition Term Lenders under any Cash Collateral Order, all to be consistent with the timing and reporting requirements set forth in such Cash Collateral Orders, including without limitation, following statements and reports to each Lender:
          (i) On each Thursday following the Closing Date, a rolling 13 week forecast by line item of net cash flow (including cash receipts and cash disbursements), expenditures (accounts payable) and Collateral Base (each a “Thirteen Week Forecast”), which Thirteen Week Forecast shall be subject to the reasonable consent of the Required Lenders (such approval not to be required if the net cash flow, expenditures (accounts payable) and Collateral Base for such Thirteen Week Forecast are unchanged from the comparable projected amounts for period in the initial Budget).
          (ii) On each Thursday following the Closing Date, a report, for the week ending on the preceding Friday, of actual net cash flow (including cash receipts and cash disbursements), expenditures (accounts payable) and an updated weekly Collateral

Base, in each case comparing the Group Members’ actual performance to the Budget and to most recent the Thirteen Week Forecast, in a form reasonably satisfactory to the Required Lenders, and a certification from an Authorized Officer, certifying that the reports fairly present the financial condition and results of operations of the Group Members for such period (each an “Actual Cash Flows and Collateral Base Report”).
          (iii) On each Business Day, a report, as of the close of the immediately preceding Business Day, stating the Credit Parties’ actual cash balances.
          (iv) On each Tuesday, a reasonably detailed explanation for any Variance in the Actual Cash Flows and Collateral Base Report from the Budget and the most recent Thirteen Week Forecast which was delivered to the Lenders on the previous Thursday, in a form reasonably satisfactory to the Required Lenders (each, a “Budget Variance Report”).
          (v) On the first Business Day after the 15th day of each month, for the Group Members, a report (consistent with the report required under the Term Loan Cash Collateral Order) of the preliminary monthly results for the immediately preceding month.
          (vi) On the 30th day of each month (if a Business Day, otherwise extended to the next Business Day), a report (a) identifying the customers (if any) that have executed Accommodation Agreements (as defined in the ABL Cash Collateral Order), the value in dollars of the financial accommodations received from each customer pursuant to the Accommodation Agreement, and the amount of accounts receivable due from each customer, and (b) providing an update regarding the operations of the Group Members, including, without limitation, material information regarding relationships with carriers, suppliers and vendors after the Petition Date.
          (vii) On the 30th day after the close of each month (if a Business Day, otherwise extended to the next Business Day), a report identifying the Group Members’ inventory, in the form used by the Group Members prior to the Petition Date showing production and non-production inventory, adjusted for reserves as calculated in the Group Members’ ordinary course; provided, however, that for any month that is the close of a fiscal quarter such report will be provided by the 60th day after the close of the month.
          (viii) On the 30th day after the close of each month (if a Business Day, otherwise extended to the next Business Day), a report reflecting the age of the Group Members’ accounts receivable listed by account debtor as of the close of the prior month; provided, however, that for any month that is the close of a fiscal quarter such report will be provided by the 60th day after the close of the month.
          (ix) On the 30th day after the close of each month (if a Business Day, otherwise extended to the next Business Day), an accounts payable aging report by vendor identifying post-Petition payables accrued at the time of the close of the prior month; provided, however, that for any month that is the close of a fiscal quarter such report will be provided by the 60th day after the close of the month.

          (x) On the 30th day after the close of each month (if a Business Day, otherwise extended to the next Business Day), internal basis (i.e., not GAAP-compliant) financial statements for the prior month in the format provided by the Debtors pursuant to the Prepetition ABL Credit Agreement prior to the Petition Date; provided, however, that for any month that is the close of a fiscal quarter such financial statements will be provided by the 60th day after the close of the month.
     (b) Further, Borrower shall furnish to the Administrative Agent (to be made available by the Administrative Agent to each Lender):
     (i) within 90 days after the end of each fiscal year of the Borrower (or such shorter period as the U.S. Securities and Exchange Commission may specify for the filing of annual reports on Form 10-K), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and
     (ii) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (or such shorter period as the U.S. Securities and Exchange Commission may specify for the filing of quarterly reports on Form 10-Q), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnote disclosure).
     (c) All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods. Information required to be delivered pursuant to Section 5.2(b) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at http://www.visteon.com or is available via the EDGAR system of the U.S. Securities and Exchange Commission on the Internet (to the extent such information has been posted or is available as described in such notice). Information required to be delivered pursuant to this Section 5.2 may also be delivered by electronic communication pursuant to procedures approved by the Administrative Agent pursuant to Section 10.2.
     (d) Borrower shall furnish to the Administrative Agent and each Lender, concurrently with the delivery of the financial statements referred to in Section 5.1(b), (x) a Compliance Certificate executed by an Authorized Officer stating that, to the best of such Authorized Officer’s knowledge, that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) to the extent not previously disclosed to the Administrative Agent, (A) a description of any change in the jurisdiction of organization of any Credit Party, (B) an updated list of Subsidiaries of the Borrower, and (C) a list of any Intellectual Property acquired by any Credit Party (other than intellectual property rights acquired in the ordinary course of business such as rights in respect of software programs) since the date of the most recent report delivered pursuant to this clause (d) (or, in the case of the first such report so delivered, since the Closing Date).
5.3 Other Information and Inspections. Each Credit Party will furnish to Administrative Agent and each Lender any reasonably available information which Administrative Agent or any Lender may from time to time reasonably request in writing concerning any covenant, provision or condition of the Loan Documents or any matter in connection with the Credit Parties’ businesses and operations. Each Credit Party will permit representatives appointed by Administrative Agent (including independent accountants, financial advisors, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain (provided each such person shall maintain the confidentiality of any such information in accordance with the Loan Documents), and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives (so long as senior management of the Borrower is notified of any such discussion and is permitted to be present).
5.4 Notice of Material Events and Change of Name. Borrower will promptly notify Administrative Agent and each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:
(a)	the occurrence of any Default or Event of Default;

(b)	any (i) material default or material event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if adversely determined could reasonably be expected to have a Material Adverse Effect;

(c)	any litigation or proceeding affecting any Group Member (i) that could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(d)	the following events (except to the extent such events are disclosed on Schedule 4.11 or such events occurred prior to the date hereof and were disclosed to each Lender or the Administrative Agent), as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination,

Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan, in each case, that could reasonably be expected to have a Material Adverse Effect; and

(e)	any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.4 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
5.5 Maintenance of Properties; Insurance. (a) Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep all property necessary in the business of the Group Members, taken as a whole, in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.
5.6 Maintenance of Existence and Qualifications. Each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions (a) where Collateral is located and (b) where required by applicable Law, except in each case as otherwise permitted by Section 6.4 or 6.5 and except, in each case where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect.
5.7 Payment of Taxes, etc. Each Group Member will (a) timely file (subject to extensions) all required tax returns and (b) timely pay all postpetition taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and such other taxes, assessments and other governmental charges and levies as may be approved by the Bankruptcy Court.. Each Group Member may, however, delay paying or discharging any of the foregoing (i) so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor in accordance with GAAP or (ii) where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
5.8 Payments of Insurance Premiums on Borrower’s Behalf. If any Credit Party fails to pay any insurance premiums it is required to pay under any Loan Document, Administrative Agent with the consent of the Required Lenders may pay the same. Borrower shall promptly reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

5.9 Compliance with Agreements and Law. Each Credit Party will perform all material postpetition or other material obligations it is required by any order from the Bankruptcy Court to perform under the terms of each mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Credit Party will conduct its business and affairs in material compliance with all Laws applicable thereto except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10 Environmental Matters.
(a)	Except to the extent the failure to do so could not in the aggregate reasonably be expected to result in a Material Adverse Effect, each Credit Party shall comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)	Except to the extent the failure to do so could not in the aggregate reasonably be expected to result in a Material Adverse Effect, each Credit Party shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.
5.11 Intentionally Deleted.
5.12 Agreement to Deliver Guaranty and Security Documents; Perfection and Protection of Security Interests and Liens.
(a)	Borrower will from time to time upon the reasonable request of the Administrative Agent, deliver, and will cause each other Credit Party from time to time to deliver, to the Administrative Agent any mortgages, and corporate authority documentation relating thereto, and other documents, completed and executed (and acknowledged when required) by the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent, and take all such actions as may reasonably be requested by the Administrative Agent, which Administrative Agent reasonably requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations. Each Credit Party hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as “all assets”.

(b)	With respect to any property acquired after the Closing Date by any Credit Party as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien to which it is entitled under the Final Order, promptly (i) execute and deliver to the Administrative Agent amendments to the Security Documents or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all commercially reasonable actions necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in such property with the priority specified in the Final Order; provided, however, that the applicable Credit Party shall not be required to take such action to the extent that such property acquired after the Closing Date constitutes “Post-Petition L/C Collateral” as defined in the L/C Order.

(c)	Subject to the Intercreditor Agreement and the Final Order, with respect to any new Subsidiary which constitutes Collateral (other than an Excluded Foreign Subsidiary or an Excluded Entity) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary) and with respect to any Excluded Entity that becomes a Wholly Owned Subsidiary of any Group Member after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent reasonably requests and deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Capital Stock of such new Subsidiary or such Wholly Owned Subsidiary that is owned by any Group Member with the priority set forth in the Final Order, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary or such Wholly Owned Subsidiary (other than the Securitization Subsidiary) (A) to execute a Counterpart Agreement and become a party to the applicable Security Documents, (B) to take such actions necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected security interest in the Collateral described in the Security Documents with respect to such new Subsidiary or such Wholly Owned Subsidiary with the priority specified in the Final Order, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary or such Wholly Owned Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)	With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), use its commercially reasonable efforts to promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent requests and deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)	With respect to any Foreign Subsidiary which is not a Wholly Owned Foreign Subsidiary and which becomes a Wholly Owned Foreign Subsidiary after the Closing Date (it being understood that the Capital Stock of such Wholly Owned Foreign Subsidiary shall be held by VIHI or a Foreign Stock Holding Company), promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents as the Administrative Agent deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(f)	With respect to any material Intellectual Property registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office after the Closing Date, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Documents or such other documents as the Administrative Agent reasonably requests and deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all commercially reasonable actions necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including filings with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any other filings required by law, in each case, as may be reasonably requested by the Administrative Agent.

(g)	Borrower shall deliver, within sixty (60) days of the Closing Date, favorable legal opinions addressed to Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance reasonably satisfactory to Administrative Agent and Lenders, from local counsel for Credit Parties with respect to foreign local pledge agreements.
5.13 Bank Accounts; Offset. Subject to priorities set forth in the Final Order and the Cash Collateral Orders, to the Intercreditor Agreement and to the Carve Out, and without intending to affect any cash management or cash collateral arrangements established under the Cash Collateral Orders, to secure the repayment of the Obligations, each Credit Party hereby grants to each Lender a security interest, a lien, and a right of offset, to extent the following constitutes Collateral, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Credit Party now or hereafter held or received by or in transit to any Lender from or for the account of such Credit Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposit accounts and deposits (general or special, time or demand, provisional or final, but excluding any payroll, tax or trust accounts) therein of such Credit Party with any Lender, and (c) any other credits and claims of such Credit Party at any time existing against any Lender, including claims under certificates of deposit. Subject to Section 8 and the Intercreditor Agreement, at any time and from time to time after the occurrence of any Event of Default under Section 8.1(a) or upon the acceleration of the Obligations, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations (with such notice as may be required by applicable law or this Agreement)1, any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.
5.14 Non-Consolidation. Unless otherwise consented to by Administrative Agent and Required Lenders, Borrower will and will cause each of its Subsidiaries to: (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings (or with respect to any Subsidiary of Borrower execute appropriate written consents) to authorize and approve such entity’s actions, which meetings (or, if applicable consents) will be separate from those of other entities.
5.15 Stock of First-Tier Foreign Subsidiaries. Cause the Capital Stock of each Foreign Subsidiary directly owned by Borrower or a Domestic Subsidiary now existing or hereafter created or acquired to be held by VIHI or a Foreign Stock Holding Company at all times.
5.16 Post-Closing Requirements. (a) Within 30 days of the Closing Date (or such later date as may be agreed to by the Administrative Agent from time to time), each Credit Party shall (i) use its commercially reasonable efforts to execute and deliver to the Administrative Agent such security documents as the Administrative Agent reasonably deems necessary to grant (under the laws of the applicable Uncertificated Foreign Jurisdictions) to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest (to the extent “first priority”

[1]	remedies requires 5 business days notice

liens are possible under the laws of such Uncertificated Foreign Jurisdiction) in the Capital Stock of the Credit Parties directly-owned Foreign Subsidiaries to the extent required by Section 5.11 (and subject to the limitations set forth therein and the other Loan Documents) (other than Excluded Foreign Subsidiaries) organized under the laws of an Uncertificated Foreign Jurisdiction, (ii) take such other actions necessary to grant (under the laws of the applicable Uncertificated Foreign Jurisdiction) to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such Foreign Subsidiaries, (iii) deliver to the Administrative Agent all other customary certificates and supporting documentation as may be reasonably requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from local counsel in such jurisdiction, reasonably satisfactory to the Administrative Agent.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than unasserted contingent indemnification obligations not due and payable), such Credit Party shall perform, and shall cause each of its Subsidiaries, to the extent required below, to perform, all covenants in this Section 6.
6.1 Indebtedness. From and after the date hereof, no Credit Party nor any of its Subsidiaries will in any manner incur, owe or be liable for Indebtedness except:
(a)	the Obligations.

(b)	Indebtedness of any Credit Party (other than VIHI or any Foreign Stock Holding Company) or its Subsidiaries under the Prepetition ABL Credit Agreement (and any replacement thereof); provided that the aggregate amount of principal and letter of credit exposure constituting Indebtedness outstanding under the Prepetition ABL Credit Agreement shall not exceed $145,000,000 in the aggregate at any time;

(c)	Indebtedness under the Prepetition Term Loan Agreement (and any replacement thereof); provided that the aggregate amount of principal constituting Indebtedness outstanding under the Prepetition Term Loan shall not exceed $1,500,000,000 in the aggregate at any time;

(d)	unsecured Indebtedness of any Credit Party owed (i) to any other Credit Party or (ii) to any Subsidiary which is not a Credit Party, which in the case of this clause (ii) is in accordance with arrangements currently in effect and approved by the Bankruptcy Court;

(e)	Indebtedness of any Foreign Subsidiary owed to any other Foreign Subsidiary;

(f)	Guarantee Obligations incurred in the ordinary course of business by the Borrower and its Subsidiaries in an aggregate amount, together with any Guarantee Obligations outstanding under clause (p) of the definition of “Permitted Investments”, not to exceed $30,000,000 at any one time outstanding;

(g)	Indebtedness outstanding on the Closing Date and listed on Schedule 6.1(g) and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity of, or increasing the principal amount of any such Indebtedness);

(h)	Indebtedness of any Foreign Subsidiaries (other than Halla Climate Control and its Subsidiaries) outstanding under any of the credit facilities listed on Schedule 6.1(h) as of the Closing Date up to an aggregate amount under all such credit facilities as set forth on Schedule 6.1(h) (the “Schedule 6.1(h) Aggregate Amount”) and any refinancings, refundings, renewals, reallocations or extensions thereof; provided that any new credit facility refinancing or replacing any such Indebtedness does not cause the aggregate amount available under all such credit facilities to exceed the Schedule 6.1(h) Aggregate Amount;

(i)	Indebtedness under letters of credit issued on behalf of any Group Members in an aggregate amount not to exceed $60,000,000 at any one time outstanding, which letters of credits may be cash collateralized in an amount not to exceed 105% of the face amount of such letters of credit;

(j)	Indebtedness of Foreign Subsidiaries in an aggregate outstanding principal amount not to exceed $75,000,000 at any one time outstanding; provided, that the Indebtedness described by this Section 6.1(j) and in Section 6.1(t) shall not, in the aggregate, exceed $100,000,000;

(k)	Indebtedness of the Borrower in respect of 2010 Notes, the 2014 Notes and the 2016 Notes;

(l)	Indebtedness of Halla Climate Control and its Subsidiaries in an amount not to exceed, when combined with all other outstanding Indebtedness of Halla Climate Control and its Subsidiaries, $250,000,000 at any one time outstanding; provided, that to the extent such Indebtedness is denominated in a currency other than US Dollars, the US Dollar equivalent thereof for purposes of determining compliance with this Section 6.1(l) shall be determined (1) with respect to such Indebtedness incurred on or prior to the Closing Date, on the Closing Date, and (2) with respect to such Indebtedness incurred after the Closing Date, on the date such Indebtedness is incurred;

(m)	Indebtedness incurred in the ordinary course of business in connection with cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements; provided that any such Indebtedness does not consist of Indebtedness for borrowed money and is owed to the financial institutions providing such arrangements and such Indebtedness is extinguished in accordance with customary practices with respect thereto;

(n)	Capital Lease Obligations and purchase money Indebtedness of the Borrower or any of its Domestic Subsidiaries related to property located in the United States in an aggregate amount not to exceed $15,000,000 at any one time outstanding;

(o)	Indebtedness in respect of Swap Agreements permitted under Section 6.3;

(p)	Indebtedness arising out of the issuance of surety, stay, customs or appeal bonds, performance bonds and performance bonds and performance and completion guarantees, in each case incurred in the ordinary course of business;

(q)	Guarantee Obligations (i) in respect of the Indebtedness of Joint Ventures and listed on Schedule 6.1(q), and (ii) of the Indebtedness of Joint Ventures in an aggregate principal amount, when taken together with the Indebtedness permitted in Section 6.1(u) shall not exceed $20,000,000 (or the equivalent thereof) at any one time outstanding; provided, that the existence of any Guarantee Obligations in respect of Indebtedness permitted by Section 6.1(u) shall not be additive to the amount of Indebtedness permitted under this Section 6.1(q) or Section 6.1(u);;

(r)	Indebtedness consisting of the financing of insurance premiums in the ordinary course of business with the providers of such insurance or their Affiliates; and

(s)	Intentionally Deleted;

(t)	Indebtedness of Foreign Subsidiaries and any Securitization Subsidiary under factoring programs and Permitted Receivables Financings incurred after the Closing Date in an aggregate amount not to exceed $80,000,000 at any one time outstanding; provided that such Indebtedness is not subject to any Guarantee Obligation or Lien issued or created by the Credit Parties (other than any Securitization Subsidiary); provided, that the Indebtedness described in this Section 6.1(t) and in Section 6.1(j) shall not, in the aggregate, exceed $100,000,000;

(u)	Indebtedness of Joint Ventures which are Subsidiaries of the Borrower (other than Halla Climate Control and its Subsidiaries), provided that the aggregate principal of such Indebtedness, when taken together with the Indebtedness permitted in Section 6.1(q) shall not exceed $20,000,000 (or the equivalent thereof) at any one time outstanding; provided, that the existence of any Guarantee Obligations in respect of such Indebtedness shall not be additive to the amount of Indebtedness permitted under this Section 6.1(u) or Section 6.1(q);

(v)	Indebtedness consisting of take or pay obligations under supply agreements entered into in the ordinary course of business consistent with past practice; and

(w)	additional Indebtedness not otherwise permitted hereunder not exceeding an aggregate principal amount of $5,000,000 at any one time outstanding.
6.2 Limitation on Liens and Negative Pledges; Equitable Lien.
(a)	No Credit Party nor any of its Subsidiaries will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except the following:
(i)	Liens for taxes, assessments or governmental charges not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(ii)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(iii)	pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(iv)	deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v)	easements, rights-of-way, covenants, conditions, restrictions and other similar encumbrances or minor title or survey defects incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(vi)	Liens in existence on the Closing Date and any modification, replacement, renewal or extension thereof, securing Indebtedness permitted by Section 6.1(a), provided that no such Lien is spread to cover any additional property (other than the proceeds or products thereof and accessions thereto) after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(vii)	Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 6.1(n) to finance the acquisition, repair, replacement, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with or within 180 days of such acquisition, repair, replacement, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (and the proceeds and products thereof and accessions thereto) and (iii) the amount of Indebtedness secured thereby is not increased;

(viii)	Liens created pursuant to the Security Documents;

(ix)	(i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of any Borrower or any Subsidiary or (B) secure any Indebtedness or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by any Borrower or any of its Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(x)	Subject to the Intercreditor Agreement and the Final Order, Liens to secure Indebtedness permitted under Section 6.1(b) and (c);

(xi)	Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 6.1(h); provided that the aggregate outstanding principal amount of such Indebtedness secured by such Liens shall not exceed the secured Indebtedness set forth on Schedule 6.1(h) as of the Closing Date;

(xii)	Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Sections 6.1(i) and/or (j); provided that no Lien may be granted on the Collateral to secure such Indebtedness and the aggregate fair market value of the assets subject to such Liens shall not exceed 100% (105% in the case of Section 6.1(i)) of the amount of any such Indebtedness so secured;

(xiii)	Liens on assets of Halla Climate Control and its Subsidiaries securing Indebtedness permitted by Section 6.1(l); and

(xiv)	Liens securing judgments, decrees or attachments not constituting an Event of Default under Section 8.1(k) so long as such Liens are released or satisfied within 60 days after entry thereof (upon the issuance of an appeal bond or otherwise);

(xv)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xvi)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xvii)	Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date (other than Liens on the equity interests of any Person that becomes a Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and accessions thereto), and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 6.1;

(xviii)	Liens arising from precautionary Uniform Commercial Code financing statement filings (or similar filings) regarding leases entered into by any Borrower or any of its Subsidiaries in the ordinary course of business;

(xix)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any of its Subsidiaries in the ordinary course of business and not prohibited by this Agreement; provided that such Liens only cover the property subject to such arrangements;

(xx)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of any Borrower or any Subsidiary in the ordinary course of business;

(xxi)	ground leases in respect of real property on which facilities owned or leased by Borrower or any of its Subsidiaries are located;

(xxii)	Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(xxiii)	security given to a public or private utility or any Governmental Authority as required in the ordinary course of business;

(xxiv)	pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance on the ordinary course of business;

(xxv)	Liens on securities which are subject to repurchase agreements as contemplated in the definition of “Cash Equivalents”;

(xxvi)	Liens on goods and the proceeds thereof and title documents relating thereto to secure drawings under letters of credit permitted under Section 6.1(i) used to finance the purchase of such goods;

(xxvii)	Liens on (i) incurred premiums, dividends and rebates which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (ii) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case to secure Indebtedness permitted under Section 6.1(r);

(xxviii)	Liens on Receivables, any Related Security and the Other Securitization Assets of any Foreign Subsidiary or any Securitization Subsidiary to the extent that such Receivables, Related Security or Other Securitization Assets are subject to the relevant factoring programs and any Permitted Receivables Financing permitted hereunder;

(xxix)	Liens not otherwise permitted by this Section so long as the aggregate outstanding principal amount of the obligations secured thereby shall not exceed $5,000,000 at any time; and

(xxx)	Liens and deposits of cash or Cash Equivalents made by the Borrower or its Subsidiaries in connection with any Swap Agreement permitted hereunder, in an aggregate amount not to exceed $25,000,000.
(b)	No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien in favor of Beneficiaries upon any of its properties or assets, whether now owned or hereafter acquired, other than (a) applicable law, (b) this Agreement and the other Loan Documents, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (d) the Cash Collateral Orders, (e) the documentation governing any letter of credit facility and/or any Swap Agreement, in each case permitted hereunder, including, without limitation, with respect to any cash collateral provided in connection therewith, (f) any agreement with respect to Indebtedness of a Foreign Subsidiary permitted pursuant to this Agreement so long as such prohibitions or limitations are only with respect to the properties and revenues of such Foreign Subsidiary or any Subsidiary of a Foreign Subsidiary, (g) any arrangement or agreement arising in connection with a Disposition permitted under this Agreement so long as such restrictions apply only to the asset to be Disposed of pending completion of such Disposition, (h) any agreement with respect to the Indebtedness of any Person existing at the time such Person becomes a Subsidiary after the Closing Date so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary, and (i) customary restrictions in leases, subleases, licenses and sublicenses.
6.3 Swap Agreements. No Credit Party nor any of its Subsidiaries will enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (and not for speculative purposes) of the Borrower or any Subsidiary (other than those in respect of Capital Stock), including, but not limited to, foreign exchange rate and commodity hedges and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
6.4 Subsidiaries; Mergers; Capital Stock Transactions. No Credit Party nor any of its Subsidiaries will enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:
(a)	No Credit Party shall create or own any Subsidiary other than those listed in Schedule 4.14.

(b)	so long as no Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving corporation) and any Guarantor may be merged or consolidated with or into another Guarantor;

(c)	so long as no Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Guarantor (upon voluntary liquidation or otherwise), (ii) to a Subsidiary that is not a Guarantor if the Subsidiary making the Disposition is not a Guarantor; provided that any such Disposition by a Wholly Owned Subsidiary must be to a Wholly Owned Subsidiary, or (iii) pursuant to a Disposition permitted by Section 6.5;

(d)	to the extent applicable, any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation;

(e)	any Subsidiary may be dissolved or liquidated so long as any Dispositions in connection with any such liquidation or dissolution are permitted under Section 6.4(c); and

(f)	No Credit Party shall issue Capital Stock other than upon exercise of options and warrants to acquire common stock.
6.5 Limitation on Sales of Property. No Credit Party will sell, transfer, lease, exchange or dispose of any of its assets or properties or any interest therein (including any stock or other equity interests in any of its Subsidiaries) except:
(a)	the Disposition (including the abandonment of intellectual property) of obsolete, uneconomic, negligible or worn out property in the ordinary course of business;

(b)	the sale of inventory in the ordinary course of business;

(c)	the Disposition of any property or asset pursuant to any order of the Bankruptcy Court approving de minimis sales of assets, the sale of which shall not materially impair or diminish the value of the Collateral or any Credit Party’s financial condition, business or operations;

(d)	the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Guarantor;

(e)	the sale by the Borrower or its Subsidiaries of the Specified Assets;

(f)	Dispositions of Cash Equivalents in the ordinary course of business in connection with the cash management activities of the Borrower and its Subsidiaries;

(g)	Dispositions of accounts receivable in connection with compromise, write down or collection thereof in the ordinary course of business and consistent with past practice;

(h)	leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(i)	transfer of property subject to a Recovery Event (i) upon receipt of Net Cash Proceeds of such Recovery Event or (ii) to a Governmental Authority as a result of condemnation;

(j)	Dispositions of Capital Stock to qualify directors where required by applicable requirements of Law or to satisfy other requirements of applicable requirements of Law with respect to the ownership of Capital Stock of Foreign Subsidiaries;

(k)	Dispositions of the Capital Stock of any Joint Venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such Joint Venture, but only to the extent triggered by the actions of a third party under such Joint Venture, and not stayed by the automatic stay;

(l)	Dispositions of assets to effect Investments permitted under Section 6.7;

(m)	Dispositions of assets in connection with the accommodation agreements set forth on Schedule 6.5(m) and such other accommodation agreements the terms of which have been disclosed to and approved by the Required Lenders.

(n)	Dispositions of assets the fair market value of such assets do not, in the aggregate, exceed $5,000,000.
Neither Borrower nor any of Borrower’s Subsidiaries will sell, transfer or otherwise dispose of Capital Stock of any of Borrower’s Subsidiaries. No Credit Party will discount, sell, pledge or assign any notes payable to it or future income except to the extent expressly permitted under the Loan Documents.
6.6 Limitation on Dividends and Redemptions.
(a)	No Credit Party will declare or make any Distribution in respect of any class of its Capital Stock, nor will any Credit Party directly or indirectly declare or make any Distribution in respect of any Capital Stock of any other Credit Party (in each case, whether such Capital Stock is now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the Capital Stock of any Credit Party, provided that each of Borrower’s Subsidiaries may make

Distributions to its equity holders or to Borrower in the ordinary course of business and as permitted by order of the Bankruptcy Court. Borrower shall not issue any Capital Stock other than upon exercise of options and warrants to acquire common stock, and no other Credit Party shall make any such issuance to holders of such Credit Party’s Capital Stock.

(b)	No Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (i) pay dividends or make any other Distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (iii) make loans or advances to Borrower or any other Subsidiary of Borrower, or (iv) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions on such transfer or property or assets except (1) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint operating agreements, joint venture agreements and similar agreements entered into in the ordinary course of business, (2) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, and (3) such restrictions which exist as of the Closing Date, (4) for restrictions existing under the Loan Documents.
6.7 Limitation on Investments, Capital Expenditures, and Deposit Accounts. No Credit Party will make any Investment other than (a) Permitted Investments, (b) Investments by a Credit Party in another Credit Party, (c) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, and (d) endorsements of negotiable instruments in the ordinary course of business. The Credit Parties will not make capital expenditures other than Capital Expenditures in accordance with the Budget. Excluding any accounts created in connection with the establishment and/or maintain of any letter of credit facility permitted by the Loan Documents and otherwise as set forth in the Cash Collateral Orders, no Credit Party shall open any new deposit, commodity or security account other than the accounts existing on the Closing Date and any such accounts required to be created by the Loan Documents unless it shall have given the Administrative Agent ten (10) days prior written notice thereof and shall have taken all action deemed necessary or desirable by the Administrative Agent to cause its security interest (subject to the Intercreditor Agreement) therein to be perfected with the priority required under the Final Order.
6.8 Transactions with Affiliates. No Credit Party nor any of its Subsidiaries will enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.9 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date or that are reasonable extensions thereof or reasonably related, supportive, complementary or ancillary thereto.
6.10 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31, or change the Borrower’s, or any of its Subsidiaries’, method of determining fiscal quarters.
6.11 Budget. Borrower will not allow the payment of any expenses or disbursements other than those reflected in the Budget; provided that as shown in the Budget Variance Reports, and as reported and measured weekly thereafter at the times set forth in Section 5.2, the Group Members’ actual cumulative net cash flow for the two (2) full weekly periods preceding and inclusive of the weekly period being considered, divided by two (2), shall not be less than 85% of the cumulative net cash flow set forth on the Budget for the two (2) full weekly periods immediately preceding the weekly period being considered, divided by two (2) (the “Variance”).
6.12 Amendments to Organizational Documents. Borrower will not and will not permit any of its Subsidiaries to, enter into or permit any modification adverse to Lenders of, or waive any material right or obligation of any Person under its Organizational Documents.
6.13 Prepetition Indebtedness. No Credit Party shall pay or discharge, or cause to be paid or discharged, any Indebtedness of such Credit Party incurred before the Petition Date other than payments:
(a)	approved by the Bankruptcy Court and in accordance with the Budget;

(b)	required to be made pursuant to an order of the Bankruptcy Court in the Case for adequate protection pursuant to the Bankruptcy Code on account of Permitted Liens or on account of other Liens primed pursuant to the Final Order by the Liens securing the Obligations, or

(c)	as required in a Plan of Reorganization, on or after the effective date of the Plan of Reorganization.
6.14 Bankruptcy Case. None of the Credit Parties shall, and none shall permit any of their respective Subsidiaries to, seek, consent or suffer to exist without the Required Lenders’ consent (i) any modification, stay, vacation or amendment to the Final Order and (ii) a priority claim for any administrative expense against any Borrower or any Guarantor (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expense of the kind specified in Section 503(b), 506(c) or 507(b) of the Bankruptcy Code) equal or superior to the priority claim of the Administrative Agent and the Lenders in respect of the Obligations other than the Carve Out.
6.15 Business of VIHI and Foreign Stock Holding Companies. Permit VIHI or any other Foreign Stock Holding Company to (a) engage at any time in any business or business activity other than (i) ownership and acquisition of Capital Stock in Halla Climate Control and other Foreign Subsidiaries and Investments permitted by Section 6.7, (ii) performance of its obligations under and in connection with the Loan Documents, (iii) actions required to maintain its existence and (iv) activities incidental to its maintenance and continuance and to the foregoing activities; (b) incur any Indebtedness (other than Indebtedness permitted by the Loan Documents); or (c) sell, Dispose of, grant a Lien on or otherwise transfer the Capital Stock of Halla Climate Control or any other Foreign Subsidiary except as permitted by Section 6.2, 6.5 or 6.6.
6.16 Business of Securitization Subsidiary. Permit the Securitization Subsidiary to (a) engage at any time in any business or business activity other than (i) the origination, collection and servicing of Receivables and activities necessary, related or incidental thereto, (ii) actions required to maintain its existence and (iii) activities incidental to its maintenance and continuance and to the foregoing activities; or (b) incur any Indebtedness or sell, dispose of, grant a Lien on or otherwise transfer any of its assets except as permitted hereunder.
SECTION 7. PRIORITY AND COLLATERAL SECURITY; GUARANTY.
7.1 Priority and Collateral Security.
(a)	Superpriority Claims and Collateral Security.
(i)	Each of the Credit Parties hereby represents, warrants and covenants that, except as otherwise expressly provided in this paragraph, the Obligations, upon the entry of the Final Order:
               (1) shall at all times constitute a Superpriority Claim in the Case of the Credit Parties having priority, pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code (subject only to the Carve Out), over the other Superpriority Claim granted as adequate protection in respect of the Prepetition Lenders and any other claims of any entity, including without limitation any claims under Sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 (to the extent permitted by law) 1113 and 1114 of the Bankruptcy Code, and shall at all times be senior to the rights of the Credit Parties, any successor trustee to the extent permitted by law, or any other creditor in the Case;
               (2) pursuant to Sections 361, 362, 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and the Security Documents, shall at all times be secured by, and each Credit Party hereby grants to Administrative Agent for the benefit of itself and the other Secured Parties, (A) a first priority perfected Lien (subject to Permitted Prior Liens and the Carve Out) on (1) all presently owned and hereafter acquired assets of the Credit Parties and their estates wherever located, and any proceeds and products thereof, including without limitation, accounts, deposit accounts, cash, as-extracted collateral, chattel paper, investment property, letter-of-credit rights, securities accounts, commercial tort claims, investments, instruments, documents, inventory, contract rights, franchise agreements, general intangibles, intellectual property, real property, fixtures, goods, equipment and other fixed assets and proceeds and products of all of the foregoing (including insurance proceeds), provided, however, excluding the Excluded Collateral, (2) proceeds of any avoidance actions brought pursuant to Section 549 of the Bankruptcy

Code to recover any post-petition transfer of collateral, (3) any rights under Section 506(c) of the Bankruptcy Code and the proceeds thereof, (4) any unencumbered assets of the Credit Parties other than the Excluded Collateral and any of the foregoing which constitutes “Post-Petition L/C Collateral” as such term is defined in the L/C Order, and (5) a pledge, for the benefit of the Secured Parties and the Administrative Agent, of one hundred percent (100%) of the Capital Stock or other equity interests of the Domestic Subsidiaries, (6) a pledge, for the benefit of the Secured Parties and the Administrative Agent, of sixty-five percent (65%) of the Capital Stock or other equity interests of the Foreign Subsidiaries that are not Excluded Foreign Subsidiaries, and (B) a Lien on all assets of the Credit Parties securing other Indebtedness (other than the Indebtedness described in Section 6.1(i) of this Agreement), junior only to Permitted Prior Liens and the Carve Out.
(ii)	Such Superpriority Claim referred to in Section 7.1(a)(i) shall not include Avoidance Actions but shall be subject to the Carve Out. Such Lien shall not extend to Avoidance Actions except proceeds thereof as set forth in Section 7.1(a)(2)(A)(2) and (3), and shall be subject to the Carve Out, but otherwise shall be senior in priority to the adequate protection Liens securing the obligations in favor of the Prepetition Term Lender under the Prepetition Term Loan Agreement and all other Liens other than Permitted Liens, entitled to priority under applicable nonbankruptcy law.

(iii)	All amounts expended for Priority Professional Expenses from and after the occurrence of an Event of Default shall reduce the Professional Expense Cap dollar for dollar. The security interests securing the Obligations shall not be subject to Section 551 of the Bankruptcy Code (other than a security interest or lien securing the Prepetition Lender Debt).
(b)	Collateral Security Perfection. Each of the Credit Parties agrees to take all action that Administrative Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the Administrative Agent’s Liens for the benefit of the Secured Parties, upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, executing and delivering such documents and instruments, providing such notices and assents of third parties, obtaining such Governmental Authorizations and providing such other instruments and documents in recordable form as Administrative Agent or any Lender may reasonably request. Each Credit Party hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of the State of Delaware or such other jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC of the State of Delaware or such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Such Credit Party agrees to furnish any such information to Administrative Agent promptly upon Administrative Agent’s request. Notwithstanding the provisions of this Section 7.1(b), the Administrative Agent and the Lenders shall have the benefits of the Final Order as set forth in Section 3.1(l) hereof.
(c)	No Discharge; Survival of Claims. Borrower and each Guarantor agree that (i) the Obligations shall not be discharged by the entry of an order confirming a Plan of Reorganization (other than a Plan of Reorganization which includes indefeasible payment of the Obligations in full in cash) (and Borrower and each Guarantor, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge (except to the extent such discharge is a result of payment of the Obligations in full in cash), and (ii) the Superpriority Claim granted to the Administrative Agent and the Secured Parties pursuant to the Final Order and the Liens granted to the Administrative Agent and the Secured Parties pursuant to the Final Order and the Security Documents shall not be affected in any manner by the entry of an order confirming such Plan of Reorganization, in each case unless otherwise agreed to by the Lenders.

(d)	Guarantees. The Obligations shall be guaranteed by each Domestic Subsidiary (direct or indirect) of the Borrower that is a debtor in the Case pursuant to the terms of the Guaranty. The Borrower shall notify the Lenders of the acquisition or formation of any new Domestic Subsidiary prior to such acquisition or formation. Borrower shall, at the request of the Required Lenders, promptly, and in any event within ten (10) Business Days of such request, cause each of its newly created Domestic Subsidiaries (other than any Securitization Subsidiary) which is not a Guarantor but which is a debtor in the Case to (i) execute and deliver to each of the Lenders and Administrative Agent a guaranty which is substantially in the form of the Guaranty and which is satisfactory to the Required Lenders in all respects and (ii) execute and deliver to each of the Lenders and Administrative Agent all other documents and instruments, including, without limitation, the items set forth in Section 5.12, corporate authority documents and legal opinions, as the Required Lenders may reasonably request in connection with the delivery of such guaranty.
7.2 Guaranty.
(a)	Guaranty of the Obligations.
(i)	Subject to the provisions of Section 7.2(b), each of the Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (collectively, the “Guaranteed Obligations”).
(ii)	Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 7.2(b)).

(iii)	Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 7.2 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(iv)	The guarantee contained in this Section 7.2 shall remain in full force and effect until the Obligations have been indefeasibly paid in full in cash.

(v)	No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations have been indefeasibly paid in full in cash.
(b)	Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.2(c). The provisions of this Section 7.2(b) shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

(c)	No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the

Administrative Agent or any Lender, no Guarantor shall be entitled to exercise any of its rights, if any, obtained pursuant to being subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Obligations (other than contingent indemnification obligations for which no claims has been asserted) have been indefeasibly paid in full in cash. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations (other than contingent indemnification obligations for which no claims has been asserted) shall not have been indefeasibly paid in full in cash, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations.
(d)	Amendments, etc. with respect to the Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 7.2 or any property subject thereto.

(e)	Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 7.2 or acceptance of the guarantee contained in this Section 7.2; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 7.2; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 7.2. Each Guarantor waives but only during the term of this Agreement (except with respect to such rights as are required by applicable law and cannot be waived) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 7.2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 7.2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
(f)	Reinstatement. The guarantee contained in this Section 7.2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
(g)	Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim (other than for the defense of payment or performance) in Dollars at the office of the Administrative Agent.
SECTION 8. EVENTS OF DEFAULT
8.1 Events of Default. If any one or more of the following conditions or events (each herein called an “Event of Default”) shall occur and be continuing:
(a)	Any Credit Party fails to pay the principal component of any Loan when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b)	Any Credit Party fails to pay any Obligation (other than the Obligations described in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three (3) Business Days after the same becomes due in the case of interest or ten (10) calendar days thereafter in the case of any other Obligation;

(c)	Any “default,” or “event of default” or “termination event” occurs under any Loan Document, the Final Order or either of the Cash Collateral Orders, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document or Final Order or Cash Collateral Orders;

(d)	Any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Sections 2.3, 5.2 through 5.7, 5.12 or any part of Section 6;

(e)	Any Credit Party fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document, and such failure remains unremedied for a period of thirty (30) days after the date on which notice of such failure is given by Administrative Agent or the Required Lenders to Borrower;

(f)	Any certification, representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party under or in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g)	except to the extent the following events are disclosed on Schedule 4.11 or such events occurred prior to the date hereof and were disclosed to each Lender or the Administrative Agent: (i) any Person shall engage in any “prohibited transaction”

(as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any failure to meet the minimum funding standards under the Pension Funding Rules, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization (within the meaning of Sections 4245 and 4241 of ERISA, respectively) of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect;

(h)	At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect with respect to any Guarantor (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the Final Order, in each case for any reason other than the failure of Administrative Agent or any other Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party;

(i)	the Bankruptcy Court shall enter any order (i) amending, supplementing, altering, staying, vacating, rescinding or otherwise modifying the Final Order or any other order with respect to the Case in a manner adverse to the Administrative Agent or Lenders, without the Required Lenders’ consent, (ii) appointing a Chapter 11 trustee or an examiner pursuant to Section 1104 of the Bankruptcy Code with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) and 1106(b) of the Bankruptcy Code) in the Case, (iii) dismissing the Case or converting the Case to a Chapter 7 case, or (iv) approving the sale, transfer, lease, exchange, alienation or other disposition of all or substantially all of the assets, properties or Capital Stock or other equity interests of any Credit Party pursuant to Section 363 of the Bankruptcy Code or otherwise, without the consent of the Required Lenders;

(j)	an application shall be filed by any of the Credit Parties for the approval of any other Superpriority Claim in the Case (other than the Carve Out) which is pari passu with or senior to the claims of the Lenders against any of the Credit Parties unless after giving effect to the transactions contemplated by such application, all Obligations (whether contingent or otherwise) shall be paid in full in cash, or there shall arise any such Superpriority Claim;

(k)	there shall remain undischarged for more than thirty (30) days any final postpetition judgment or execution action against any of the Credit Parties, or relief from the automatic stay of Section 362(a) of the Bankruptcy Code shall be granted to any creditor or creditors of any of the Credit Parties, in each case which would operate to divest any Credit Party of assets, having a value in excess of $10,000,000, in the aggregate;

(l)	any of the Credit Parties shall file a motion in the Case (i) except as provided in the Final Order, and Cash Collateral Orders, to use cash collateral of the Lenders under Section 363(c) of the Bankruptcy Code without the Required Lenders’ consent, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, (iii) to sell, transfer, lease, exchange, alienate or otherwise dispose of all or substantially all of the assets, properties or Capital Stock or other equity interest of any Credit Party pursuant to Section 363 of the Bankruptcy Code or otherwise without the consent of the Required Lenders, or (iv) to take any other action or actions adverse to the Lenders or their rights and remedies hereunder or under any of the other Loan Documents or any of the documents evidencing or creating the Secured Parties’ interest in any of the Collateral;

(m)	any payment of prepetition debt (other than any prepetition Indebtedness contemplated to be paid pursuant to the Budget, in each case as approved by the Bankruptcy Court and in accordance with the Budget);

(n)	the U.S. dollar equivalent market value of Borrower’s ownership interest in Halla Climate Control closes on the KOSPI below $300,000,000 for three (3) consecutive trading days;

(o)	a Change of Control;

(p)	any of the Credit Parties shall (i) default in the payment when due of any principal of or interest on any postpetition Indebtedness or any event of default specified in any note, agreement, indenture or other document evidencing or securing any such Indebtedness shall occur if the effect of such event of default is to cause, or (with the giving of notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause such Indebtedness to become due, or to be prepaid in full prior to its stated maturity, or (ii) default in the payment when due of any principal of or interest on any prepetition Indebtedness or any other event of default specified in any note, agreement, indenture or other document evidencing or securing any such Indebtedness shall occur if, by order of the Bankruptcy Court issued with respect to such prepetition Indebtedness, the default thereunder entitles the holder thereof to relief from the automatic stay of Section 362 of the Bankruptcy Code, in each case in an aggregate amount in excess of $10,000,000; and

(q)	any of the Credit Parties shall enter into any agreement to, or shall consummate any transaction to, sell, transfer, lease, exchange or otherwise dispose of all or substantially all of its assets, properties, Capital Stock or other equity interests (other than as expressly permitted pursuant to clauses (a) through (d) of Section 6.4 hereunder) pursuant to Section 363 of the Bankruptcy Code that does not result in the payment in full in cash of the Obligations;
THEN, at the request of (or with the consent of) Required Lenders, upon notice to Borrower by Administrative Agent, (A) the Commitments, if any, shall immediately terminate and (B) all Obligations, including the unpaid principal amount of and accrued interest on the Loans, shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party.
8.2 Remedies. Upon the occurrence and continuation of an Event of Default, the Administrative Agent upon direction of the Required Lenders shall, provide the Credit Parties, the Creditors’ Committee and the United States Trustee with written notice (via email or facsimile) specifying the Event of Default and the basis therefor and informing such parties that the Administrative Agent and the Lenders intend to exercise their remedies under the Final Order, the Security Documents and hereunder five (5) Business Days after the Credit Parties’ receipt of such notice (the “Remedies Notice Period”). During such Remedies Notice Period, the Credit Parties and the Creditors’ Committee have the right to seek an emergency hearing before the Bankruptcy Court for the sole purpose of determining whether an Event of Default has occurred; provided, that during the Remedies Notice Period, the Credit Parties may use cash collateral in accordance with the terms and provisions of the Budget solely to meet payroll obligations and pay expenses necessary, in the good faith judgment of the Credit Parties, to be paid at such time for the preservation of the debtors in the Case and their estates, and as otherwise agreed by the Administrative Agent and, as applicable, the Prepetition Term Agent and/or Prepetition ABL Agent, in their sole discretion. Unless during such five-Business Day notice period the Bankruptcy Court determines that an Event of Default has not occurred, upon the expiration of such five-day notice period, (i)(A) the Administrative Agent and the Secured Parties automatically shall have relief from the automatic stay and the Administrative Agent (with the consent of the Required Lenders) may foreclose on all or any portion of the Collateral or otherwise exercise remedies against the Collateral permitted by the Security Documents, and other nonbankruptcy law, including, without limitation, the exercise of rights of setoff and all rights and remedies of a secured party under the UCC, and (B) any right of any of the Credit Parties to use cash collateral shall cease.
8.3 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, Administrative Agent or any Secured

Party, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows, in each case, subject to Carve Out and the priorities set forth in the Intercreditor Agreement so that the obligations of Credit Parties under the ABL Credit Agreement shall first be paid or provision for payment thereof shall be made from proceeds of Prepetition ABL Priority Collateral, and otherwise to be applied first to the Obligations:
(a)	First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 2.14) payable to the Administrative Agent in its capacity as such;

(b)	Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.12 and 2.13), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)	Third, to payment of accrued and unpaid interest on the Loans and the other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d)	Fourth, to payment of unpaid principal of the Loans and the other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

(e)	Fifth, to payment of the obligations of Borrower under the Prepetition Term Loan Agreement; and

(f)	Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Credit Parties or as otherwise required by Law.
SECTION 9. AGENTS
9.1 Appointment of Agents. Wilmington is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wilmington, as Administrative Agent, to act as its agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Group Member or any Credit Party.
9.2 Powers and Duties. Each Lender irrevocably authorizes the Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
     9.3 General Immunity.
(a)	No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)	Exculpatory Provisions. None of the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender or any Credit Party for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s or any of officers’, directors’, employees’ or agents’ gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.4) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative

Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.4).
9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder, if applicable. With respect to its participation in the Loans, if any, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and, to the extent the Administrative Agent is a Lender, the term “Lender” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Credit Parties for services in connection herewith and otherwise without having to account for the same to Lenders.
9.5 Lenders’ Representations, Warranties and Acknowledgment.
(a)	Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. The Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)	Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.
9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, INCLUDING ANY OF THE FOREGOING CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR IMPOSED, IN WHOLE OR IN PART, UNDER ANY LAW PROVIDING FOR STRICT LIABILITY, provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
9.7 Successor Agents. Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent (subject to the Borrower consent unless an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.

9.8 Security Documents and Guaranty.
(a)	Agents under Security Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty. Each Lender hereby further authorizes the Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Collateral and the Security Documents. Subject to Section 10.4, without further written consent or authorization from Secured Parties, the Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of an asset sale permitted under Section 6.5 or to which Required Lenders (or such other Lenders and other Persons as may be required to give such consent under Section 10.4) have otherwise consented. Subject to Section 10.4, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.2 or with respect to which Required Lenders (or such other Lenders or other Persons as may be required to give such consent under Section 10.4) have otherwise consented.

(b)	Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent (and only at the request or consent of the Required Lenders), as applicable, in each case on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent (which shall be only at the request or consent of the Required Lenders) on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.
SECTION 10. MISCELLANEOUS
10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Loan Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent and Borrower in writing. Each notice hereunder shall be in writing and may be personally served, e-mailed or sent by telefacsimile or United

States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or e-mail confirmation, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.
10.2 Expenses. Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable documented fees and disbursements of one counsel to the Administrative Agent (and such other conflicts, local and foreign local counsel as shall be reasonably required by the Administrative Agent), one financial advisor, appraisers, accountants, agents and consultants to the Administrative Agent, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a monthly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for its reasonable documented out-of-pocket costs-and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and reasonable documented out-of-pocket disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, financial advisors, appraisers, accountants, agents and consultants to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents. Statements payable by Borrower pursuant to this Section 10.2 shall be submitted to Eric D. Sachs, Treasurer (Telephone No. 734-710-2000) (Telecopy No. 734-727-9481) (Email address: esachs@visteon.com), at the address of Borrower set forth in Section 10.1, or to such other Person or address as may be hereafter designated by Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.2 shall survive repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, any indemnification provided under this Section 10.2 shall be without duplication of any amounts under Sections 2.15, 10.3 or otherwise.
10.3 Indemnity, WAIVER OF PUNITIVE DAMAGES.
(a)	In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees, jointly and severally, to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, partners, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever relating to or arising out of the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, and the transactions contemplated thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable documented fees and out-of-pocket expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Credit Party under any Loan Document (all the foregoing in this clause (a), collectively, the “Indemnified Liabilities”), provided, that the Borrower and each other Credit Party shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (ii) have resulted from the breach by such Indemnitee in respect of such Indemnitee’s obligations under the facility, or (iii) have arisen from a dispute solely between Lenders and not involving the Administrative Agent or the Borrower; provided further that such reimbursement obligations shall be limited to one counsel for the Administrative Agent and one counsel for the Lenders (and, as reasonably determined by the Administrative Agent, one or more local counsel) unless there is a conflict of interest with respect to a particular Indemnitee, in which case such Indemnitee shall be reimbursed for its own counsel. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. If any suit, action, proceeding, claim or demand shall be brought or asserted against any Indemnitee (other than the Administrative Agent) with respect to the matters covered by the Borrower’s indemnification in this Agreement, (i) such Indemnitee shall promptly notify the Borrower thereof; provided, however, that the failure to promptly provide such notice shall not affect Borrower’s indemnification obligations hereunder except to the extent that Borrower was prejudiced by the failure to provide prompt notice; and (ii) to the extent not precluded by a conflict of interest or other duties binding on it, such Indemnitee shall work cooperatively with the Borrower with a view toward minimizing the legal and other expenses associated with any defense and any potential settlement or judgment, which cooperation shall include (A) the use of a single counsel selected by such Indemnitee and reasonably acceptable to the Borrower (so long as such Indemnitee, in its reasonable judgment, does not believe that the use of a single counsel is not reasonably practicable or, based on the advice of counsel, disadvantageous from a legal perspective) and (B) regular consultation with the Borrower (and, to the extent a single counsel is not used, its counsel) upon the reasonable request of the Borrower with regard to the management of any litigation and the negotiation of any potential settlement, in order to afford the Borrower (and, to the extent a single counsel is not used, its counsel) reasonable opportunities to participate in the consideration of material decisions with respect thereto. All amounts due under this Section 10.3 shall be payable not later than 30 days after written demand therefor (together with reasonably detailed supporting documentation).

(b)	TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY HERETO SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY CREDIT PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES, SUBSIDIARIES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY ANY APPLICABLE LEGAL REQUIREMENT) ARISING OUT OF, IN CONNECTION WITH, ARISING OUT OF, AS A RESULT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF OR ANY ACT OR OMISSION OR EVENT FROM TIME TO TIME OCCURRING IN CONNECTION THEREWITH, AND EACH PARTY HERETO HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM OR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY GIVES THIS WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

10.4 Amendments and Waivers; Consents.
(a)	Required Lenders’ Consent; Notice to Creditors’ Committee. Subject to Sections 10.4(b), 10.4(c), 10.4(d) and 10.4(e), no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders. In addition, any amendment, modification or supplement of or to the Loan Documents shall require advance notice to the Creditors’ Committee and the United States Trustee.

(b)	Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
(i)	extend the scheduled final maturity of any Loan or Note, or grant any forbearance or similar accommodation that would preclude such Lender from being able to enforce repayment of its Loan at scheduled final maturity;

(ii)	reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.6 or waiver of any Event of Default or Default) or any fee payable hereunder or under the Fee Letter;

(iii)	reduce the principal amount of such Lender’s Loan;

(iv)	amend, modify, terminate or waive any provision of this Section 10.4(b) or Section 10.4(a), 10.4(c), or 10.4(d);

(v)	amend the definition of “Required Lenders” or “Pro Rata Share”; or

(vi)	release all or substantially all of the Collateral (other than assets sales permitted by Section 6.5 and use of cash collateral pursuant to the Cash Collateral Orders) or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents.
(c)	Other Consents. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall:
(i)	increase any Commitment of such Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender; or

(ii)	amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent.

(d)	Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
10.5 Successors and Assigns; Participations.
(a)	Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Administrative Agent and Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates and Indemnitees of each of the Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)	Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.5(e) and the Administrative Agent shall accept and record any assignment complying with Sections 10.5(c) and 10.5(d). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)	Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)	to any Person meeting the criteria of clause (x) or (y) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii)	to any other Person, with the consent of the Borrower so long as no Event of Default has occurred and is continuing, such consent not to be unreasonably withheld or delayed. Each such assignment pursuant to this Section 10.5(c) (or, in the case of Related Funds simultaneously purchasing such assigned interests, then aggregate Loan amounts purchased by such Related Funds) shall be in an aggregate amount of not less than $2,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and/or Loans.
(d)	Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $3,500 (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to the terms hereof.

(e)	Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.5(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f)	Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other United securities Laws (it being understood that, subject to the provisions of this Section 10.5, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)	Effect of Assignment. Subject to the terms and conditions of this Section 10.5, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.7) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the applicable Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)	Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would require the consent of all affected Lenders under Section 10.4(b). Each Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.13 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.14 as though it were a Lender.

(i)	Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.5, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender to any Person, including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as among Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
10.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
10.7 Survival of Representations, Warranties and Agreements; Termination.
(a)	All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13, 2.14, 2.15, 10.2, 10.3 and 10.20 and the agreements of Lenders set forth in Sections 2.12, 9.3, 9.6 and 10.16 shall survive the payment of the Loans and the termination hereof.

(b)	At any time when no Obligations are then owing, the Borrower may elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon the proper receipt by Administrative Agent of such a notice at such a time, then this Agreement and all Security Documents shall thereupon be terminated, except to the extent provided otherwise in Section 10.7(a) of this Agreement or in any similar provision of any Security Document that expressly provides for the survival of specified provisions thereof. At the request and expense of Borrower, the Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination and the release of the Collateral. The Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.
10.8 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan

Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.9 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.10 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
10.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.13 APPLICABLE LAW. EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE BANKRUPTCY CODE AND THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN THE NEW YORK GENERAL OBLIGATIONS LAW §5-1401 AND §5-1402) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA (INCLUDING THE BANKRUPTCY CODE).

10.14 CONSENT TO EXCLUSIVE JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN THE BANKRUPTCY COURT OR (SUBJECT TO THE ENTRY OF AN APPROPRIATE ORDER BY THE BANKRUPTCY COURT) IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES ADMINISTRATIVE AGENT, LENDERS AND CREDIT PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
10.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS

HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.16 Confidentiality.
(a)	Each Lender and Administrative Agent agrees that it will take all reasonable steps to keep confidential any proprietary information regarding each Credit Party and its business identified as confidential by such Credit Party and obtained by such Lender pursuant to the requirements hereof, it being understood and agreed by such Credit Party that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.16) (provided, such counterparties and advisors are advised of an agree to be bound by the provisions of this Section 10.16), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.16), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from Administrative Agent or any Lender, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify such Credit Party of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

(b)	Administrative Agent, Lenders, and Credit Parties shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby; provided, however, that if any Credit Party has made a commercially reasonable effort to contact Administrative Agent and Lenders regarding a disclosure and has been unable to arrange the consultation referred to above prior to a public disclosure deadline established by Law or by the rules of any stock exchange where Borrower’s securities trade, then the public disclosure may be made without such consultation to the extent required by such Law or by such rules. No such Person shall issue any such press release or make any public statement without the agreement of the other parties, except as may be required by applicable Law or the rules of any stock exchange where Borrower’s securities trade.
10.17 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.
10.18 Counterparts. This Agreement may be separately executed in any number of counterparts and by the different parties hereto in separate counterparts, all of which when so executed shall be deemed to constitute one and the same Agreement. Delivery by electronic transmission of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart hereof.
10.19 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
10.20 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and each other Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower and the other Credit Parties, which information includes the name and address of such Persons and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Persons in accordance with the Act.
10.21 Order. In the event of any inconsistency between the terms and conditions of any of the Loan Documents and the Final Order, the provisions of the Final Order shall govern and control.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

VISTEON CORPORATION,
as a Borrower

By:	/s/ Eric D. Sachs
Name: Eric D. Sachs
Title: Vice President and Treasurer
GUARANTORS
ARS, INC.
FAIRLANE HOLDINGS, INC.
INFINITIVE SPEECH SYSTEMS CORP.
THE VISTEON FUND
VISTEON AC HOLDINGS CORP.
VISTEON ASIA HOLDINGS, INC.
VISTEON CLIMATE CONTROL SYSTEMS LIMITED
VISTEON EUROPEAN HOLDINGS CORPORATION
VISTEON FINANCIAL CORPORATION
VISTEON GLOBAL TECHNOLOGIES, INC.
VISTEON GLOBAL TREASURY, INC.
VISTEON INTERNATIONAL BUSINESS DEVELOPMENT, INC.
VISTEON INTERNATIONAL HOLDINGS, INC.
VISTEON LA HOLDINGS CORP.
VISTEON REMANUFACTURING, INCORPORATED
VISTEON CARIBBEAN, INC.

By:	/s/ Eric D. Sachs
Name: Eric D. Sachs
Title: Treasurer
[Signature Page to DIP Credit Agreement]

GCM/VISTEON AUTOMOTIVE SYSTEMS, LLC
GCM/VISTEON AUTOMOTIVE LEASING SYSTEMS, LLC
MIG-VISTEON AUTOMOTIVE SYSTEMS, LLC
SUNGLAS, LLC
TYLER ROAD INVESTMENTS, LLC
VC AVIATION SERVICES, LLC
VC REGIONAL ASSEMBLY & MANUFACTURING, LLC
VISTEON AUTOMOTIVE HOLDINGS, LLC
VISTEON DOMESTIC HOLDINGS, LLC
VISTEON HOLDINGS, LLC
VISTEON SYSTEMS, LLC
VISTEON TECHNOLOGIES, LLC

By:	/s/ Eric D. Sachs
Name: Eric D. Sachs
Title: Treasurer
Date: November 18, 2009

ADMINISTRATIVE AGENT: WILMINGTON TRUST FSB, in its capacity as Administrative Agent
By	/s/ Renee Kuhl
	Name:	Renee Kuhl
	Title:	Assistant Vice President

LENDERS: SANKATY CREDIT OPPORTUNITIES IV, L.P.
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer Assistant Secretary

SANKATY DIP OPPORTUNITIES, L.P.
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer Assistant Secretary

TENNENBAUM OPPORTUNITIES PARTNERS V, LP
TENNENBAUM DIP OPPORTUNITY FUND, LLC

On behalf of each of the above entities:

By: TENNENBAUM CAPITAL PARTNERS, LLC
Its: Investment Manager

By:	/s/ Howard M. Levkowitz

Name: Howard M. Levkowitz
Title: Managing Partner

MASON CAPITAL, LTD.

By: MASON CAPITAL MANAGEMENT LLC, its investment manager

By:	/s/ John C. Grizzetti

Name: John C. Grizzetti
Title: Chief Financial Officer

MASON CAPITAL, LP

By: MASON CAPITAL MANAGEMENT LLC, its investment manager

By:	/s/ John C. Grizzetti

Name: John C. Grizzetti
Title: Chief Financial Officer

GUGGENHEIM PORTFOLIO COMPANY X, LLC

By: MASON CAPITAL MANAGEMENT LLC, its investment manager

By:	/s/ John C. Grizzetti

Name: John C. Grizzetti
Title: Chief Financial Officer